As filed with the Securities and Exchange Commission on July 15, 2025.

Registration No. 333-288571

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

reAlpha Tech Corp.

(Exact name of registrant as specified in its charter)

Delaware	2834	86-3425507
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

6515 Longshore Loop, Suite 100

Dublin, OH 43017

(707) 732-5742

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael J. Logozzo

Chief Executive Officer

reAlpha Tech Corp.

6515 Longshore Loop, Suite 100

Dublin, OH 43017

(707) 732-5742

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Nimish Patel, Esq. Blake J. Baron, Esq. Gabriel Miranda, Esq. Mitchell Silberberg & Knupp LLP 437 Madison Ave., 25th Floor New York, NY 10022 Telephone: (212) 509-3900	John J. Hart, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, New York 10105 Telephone: (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion	Dated July 15, 2025

Up to 16,386,726 Shares of Common Stock

Up to 16,386,726 Series A-1 Warrants to Purchase Up to 16,386,726 Shares of Common Stock

Up to 16,386,726 Series A-2 Warrants to Purchase Up to 16,386,726 Shares of Common Stock

Up to 16,386,726 Pre-Funded Warrants to Purchase Up to 16,386,726 Purchase Shares of Common Stock

Up to 819,336 Placement Agent Warrants to Purchase Up to 819,336 Shares of Common Stock

Up to 49,979,514 Shares of Common Stock Underlying the Series A-1 Warrants, Series A-2 Warrants,

Pre-Funded Warrants and Placement Agent Warrants

We are offering up to 16,386,726 shares of common stock, together with series A-1 common stock purchase warrants to purchase up to 16,386,726 shares of common stock (the “series A-1 warrants”), and series A-2 common stock purchase warrants to purchase up to 16,386,726 shares of common stock (the “series A-2 warrants” and, collectively with the series A-1 warrants, the “common stock purchase warrants”). Each share of our common stock, or a pre-funded warrant in lieu thereof (as described below), is being sold together with one series A-1 warrant to purchase one share of common stock and one series A-2 warrant to purchase one share of common stock. The shares of common stock and common stock purchase warrants are immediately separable and will be issued separately in this offering, but must be purchased together in this offering. The assumed public offering price for each share of common stock and accompanying common stock purchase warrants is $0.2441, which is equal to the last reported sale price of our common stock on the Nasdaq Capital Market (“Nasdaq”) on July 14, 2025. The common stock purchase warrants will have an exercise price per share of $[●], and will be exercisable beginning on the effective date of stockholder approval of the issuance of the shares upon exercise of the common stock purchase warrants (“Warrant Stockholder Approval”), provided however, if the Pricing Conditions (as defined below) are met, the common stock purchase warrants will be exercisable upon issuance (the “Initial Exercise Date”). The series A-1 warrants will expire on the five (5) year anniversary of the Initial Exercise Date and the series A-2 warrants will expire on the twenty-four (24) month anniversary of the Initial Exercise Date. As used herein, “Pricing Conditions” means that the combined offering price per share and accompanying common stock purchase warrants is such that the Warrant Stockholder Approval is not required under the rules of Nasdaq because either (i) the offering is an at-the-market offering under Nasdaq rules and such price equals or exceeds the sum of (a) the applicable “Minimum Price” per share under Nasdaq Rule 5635(d) plus (b) $0.125 per whole share of common stock underlying the common stock purchase warrants or (ii) the offering is a discounted offering where the pricing and discount (including attributing a value of $0.125 per whole share underlying the common stock purchase warrants) meet the pricing requirements under Nasdaq’s rules.

We are also offering up to 16,386,726 pre-funded warrants (the “pre-funded warrants”) to those purchasers whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock following the consummation of this offering in lieu of the shares of our common stock that would result in ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%). Each pre-funded warrant will be exercisable for one share of common stock at an exercise price of $0.0001 per share. The pre-funded warrants will be exercisable upon issuance and may be exercised at any time until all of the pre-funded warrants are exercised in full. The pre-funded warrants and accompanying common stock purchase warrants are immediately separable and will be issued separately in this offering, but must be purchased together in this offering. The assumed public offering price for each such pre-funded warrant and accompanying common stock purchase warrants is $0.2440, which is equal to the last reported sale price of our common stock on Nasdaq on July 14, 2025, minus $0.0001. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the common stock purchase warrants, pre-funded warrants and Placement Agent Warrants (as defined herein). For each pre-funded warrant sold, the number of shares of common stock sold will be reduced on a 1-for-1 basis.

There is no established public trading market for the common stock purchase warrants or the pre-funded warrants, and we do not expect a market to develop. We do not intend to apply for listing of the common stock purchase warrants or the pre-funded warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the common stock purchase warrants and the pre-funded warrants will be limited.

This offering will terminate on July 31, 2025, unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We will have one closing for all the securities purchased in this offering. The public offering price per share of common stock (or pre-funded warrant) and accompanying common stock purchase warrants will be fixed for the duration of this offering.

We have engaged H.C. Wainwright & Co., LLC (the “Placement Agent”), to act as our exclusive placement agent in connection with this offering. The Placement Agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The Placement Agent is not purchasing or selling any of the securities we are offering and the Placement Agent is not required to arrange the purchase or sale of any specific number of securities or dollar amount. We have agreed to pay to the Placement Agent the Placement Agent fees set forth in the table below, which assumes that we sell all of the securities offered by this prospectus. There is no minimum number of securities or amount of proceeds required as a condition to closing in this offering. In addition, because there is no escrow trust or similar arrangement and no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill all of our contemplated objectives due to a lack of interest in this offering. Further, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. We will bear all costs associated with the offering. See “Plan of Distribution” on page 28 of this prospectus for more information regarding these arrangements.

Our common stock is listed on Nasdaq, under the symbol “AIRE”. The last reported sale price of our common stock on Nasdaq on July 14, 2025 was $0.2441 per share. We do not intend to list the common stock purchase warrants or pre-funded warrants on Nasdaq, any other national securities exchange or any other nationally recognized trading system.

The combined offering price per share of common stock and accompanying common stock purchase warrants and the combined offering price per pre-funded warrant and accompanying common stock purchase warrants we are offering and the exercise price and other terms of the common stock purchase warrants will be negotiated between us and the purchasers, in consultation with the Placement Agent based on the trading of our common stock prior to this offering, among other factors. Other factors considered in determining the offering price of the securities we are offering and the exercise price and other terms of the common stock purchase warrants include the history and prospects of our company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors deemed relevant. The combined offering price per share of common stock and accompanying common stock purchase warrants and the combined offering price per pre-funded warrant and accompanying common stock purchase warrants may be at a discount to the current market price of our common stock. Therefore, the recent market price used throughout this prospectus may differ substantially from the offering price.

We are an “emerging growth company,” as defined under U.S. federal securities laws and, as such, are eligible and have elected to comply with certain reduced public company reporting requirements for this prospectus and for future filings.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 7 of this prospectus for a discussion of risks that should be considered in connection with an investment in our securities.

	Per Share and accompanying Common Stock Purchase Warrants	Per Pre-Funded Warrant and accompanying Common Stock Purchase Warrants	Total
Assumed public offering price	$	$	$
Placement agent fees (1)	$	$	$
Proceeds to us, before expenses (2)	$	$	$

(1)	We have agreed to pay the Placement Agent a total cash fee equal to 7.0% of the gross proceeds raised in this offering. We have also agreed to reimburse the Placement Agent for its legal fees and expenses and other out-of-pocket expenses in an amount up to $100,000, and for its clearing expenses in the amount of $15,950. In addition, we have agreed to issue to the Placement Agent, or its designees, warrants to purchase a number of shares of our common stock equal to 5.0% of the aggregate number of shares of common stock and pre-funded warrants sold to the investors in this offering at an exercise price equal to 125% of the public offering price per share of common stock and accompanying common stock purchase warrants (the “Placement Agent Warrants”). We refer you to “Plan of Distribution” on page 28 of this prospectus for additional information regarding Placement Agent compensation.

(2)	Because there is no minimum number of securities or amount of proceeds required as a condition to closing in this offering, the actual offering amount, Placement Agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. We refer you to “Plan of Distribution” on page 28 of this prospectus for additional information regarding Placement Agent compensation.

The delivery of the securities offered hereby is expected to be made on or about _____________, 2025, subject to satisfaction of certain customary closing conditions.

This offering is not being made in the Commonwealth of Massachusetts. As a result, natural persons or legal entities that are residents of Massachusetts will not be able to purchase any of our securities in this offering. For additional information, see “Plan of Distribution––Selling Restrictions” herein.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

The date of this prospectus is__________, 2025

i

ABOUT THIS PROSPECTUS

You should carefully read this prospectus before deciding to invest in our securities.

We have not, and the Placement Agent has not, authorized anyone to provide any information or to make any representations other than those contained in, or incorporated by reference into, this prospectus, any amendment or supplement to this prospectus, or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information contained in this prospectus or any applicable prospectus supplement or any applicable free writing prospectus is accurate on any date subsequent to the date set forth on the front cover of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any applicable prospectus supplement or free writing prospectus is delivered, or securities are sold, on a later date. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not, and the Placement Agent has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

This prospectus may contain references to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork, and other visual displays, may appear without the ® or TM symbols. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other company.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or incorporated herein by reference. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

ii

PROSPECTUS SUMMARY

The following summary highlights information contained or incorporated by reference elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes and other documents incorporated by reference herein, as well as the information under the caption “Risk Factors” herein and under similar headings in the other documents that are incorporated by reference into this prospectus including documents that are filed after the date hereof. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the “Risk Factors” and other sections included in or incorporated by reference herein. In this prospectus, unless otherwise stated or the context otherwise requires, references to the “Company,” “we,” “our” and “us” refer to reAlpha Tech Corp., and its subsidiaries, unless otherwise indicated or required by the context.

Overview

We are a real estate technology company developing an end-to-end homebuying platform, which we have named reAlpha (hereinafter referred to as the “reAlpha platform”). Our goal is to offer through our AI-powered platform a more affordable, streamlined experience for those on the journey to home ownership. The reAlpha platform integrates AI-driven tools to offer, among others, tailored property recommendations, an intuitive visual interface, and certain homebuying services, including realty services, mortgage brokering services, and digital title and escrow services within the platform. We developed the reAlpha platform as a commitment to eliminate traditional barriers to home ownership and make it more accessible and transparent.

The reAlpha platform assists homebuyers with tasks such as mortgage pre-approval, booking tours, sending offer letters and closing property purchases. The reAlpha platform also provides market insights and detailed property data, and it uses large language models to answer queries and facilitate the homebuying process via a user-friendly, 24/7 web platform and iOS application. The reAlpha platform’s capabilities are complemented and supported by licensed real estate agents with reAlpha Realty, LLC, our in-house brokerage firm. Although the full reAlpha platform is currently only available for homebuyers statewide in Florida and over 200 counties in Texas, we intend to expand its capabilities nationwide by the end of 2026 depending on numerous factors, including, among other things, our ability to acquire and maintain real estate and mortgage licenses in all 50 U.S. states and the District of Columbia, obtain additional multiple listing service data, create and run successful marketing campaigns nationwide to gain brand recognition and build a scalable technology infrastructure.

We are continuously working to commercialize, enhance and refine our AI technologies and the reAlpha platform to continue generating technology-derived revenue. Further, as part of our growth strategy, we intend to continue identifying and acquiring companies that are complementary to our business, and we intend to generate revenue from integrating such acquired companies and their capabilities into our business and our reAlpha platform. To advance such strategy, since the beginning of 2024 we have announced the acquisitions of Naamche, Inc. and its Nepal counterpart entity Naamche, Inc. Pvt. Ltd. (collectively, “Naamche”), AiChat Pte. Ltd (“AiChat”), Hyperfast Title LLC (“Hyperfast”), Debt Does Deals, LLC (d/b/a Be My Neighbor) (“Be My Neighbor”) and GTG Financial, Inc. (“GTG Financial”). These acquisitions have added revenue, additional potential sources of revenue, technology services under our umbrella of product offerings, and, as further described below, additional operational and service-related capabilities to the reAlpha platform.

For instance, as a result of the acquisition of Be My Neighbor and GTG Financial, our in-house mortgage brokerage that operates through the reAlpha platform is now licensed to operate in 30 U.S. states. Additionally, because of our acquisition of Hyperfast, we now can offer title, closing and settlement services in 3 U.S. states. As a result of these acquisitions, consumers using the reAlpha platform have access to these homebuying services directly in the platform, both through the web platform and iOS application. We expect to continue seeking additional strategic acquisitions that we believe will add sources of potential revenue and services to homebuyers using the reAlpha platform, including, but not limited to, home-showing companies, wholesale mortgage lenders, companies providing services for post-closing services (such as utility hookups, among others) and real estate brokerages owned by us. Additionally, although we have already acquired two mortgage brokerage firms and a title company, we may consider further acquisitions of companies providing such services to increase the number of U.S. states we are licensed to operate in and the potential revenue opportunities associated with expanding our geographical markets and reach of the reAlpha platform.

Before shifting our focus towards the development of our AI technologies and the reAlpha platform, our operational model was asset-heavy and built on utilizing our proprietary AI-powered technology tools for the acquisition of real estate, converting them into short-term rentals, and enabling individual investors to acquire fractional interests in these real estate properties, allowing such investors to receive distributions based on the property’s performance as a short-term rental. In the first quarter of 2024, we decided to halt these operations due to macroeconomic conditions, such as higher interest rates, inflation, and elevated property prices, which conditions persisted throughout the fiscal year 2024. This led us to sell our last real property asset for such operations, and to recognize the impairment of goodwill and intangible assets under the rental business segment. As a result, in the first quarter of 2025, our board of directors approved to discontinue our short-term rental business operations entirely. The discontinuation of our rental business segment operations meets the criteria to be reported as discontinued operations.

The technology services segment is currently our only reportable segment following the approval by our board of directors to discontinue our rental business segment operations. Our technology services segment offers and develops AI-based products and services to customers in various industries, including, but not limited to, real estate, retail, hospitality and education industries. Our technology development efforts are currently focused on the development and enhancement of the reAlpha platform.

Technology Services

We seek to differentiate ourselves from competitors primarily through the integration of AI into our technologies for the real estate industry. We expect that our technology services segment will benefit from the current exponential growth of the AI industry, and we believe that we are well-positioned to take advantage of these current trends due to our early adoption of AI for the development of our technologies.

Our revenue model revolves around our realty services (e.g., assisting a homebuyer with finding, touring, and closing on homes), mortgage brokering services (e.g., finding and originating a mortgage for the homebuyer that fits their financial situation, needs, credit, and location), and digital title and escrow services (e.g., title, closing and settlement fees), offered through the reAlpha platform (which is currently under limited availability) and services offered by our subsidiaries, such as AiChat, Naamche, Be My Neighbor, Hyperfast and GTG Financial.

We currently offer a commission refund model through the reAlpha platform as part of our strategy to provide an integrated and customer-centric homebuying experience. Under this model, homebuyers may receive up to 75% of any buy-side brokerage commissions paid, which typically range from 2.5% to 3% of a home’s sale price depending on the geographical market, in connection with the purchase of a home through the reAlpha platform as a rebate or refund (hereinafter referred to as the “commission refund”). This commission refund is paid to the homebuyer by applying such commission refund towards closing costs or by adding the refund to a homebuyer’s down payment, as applicable and subject to market-by-market minimums. The percentage of the commission refund available to a homebuyer is determined based on their use of eligible integrated homebuying services offered via the reAlpha platform, such as realty, mortgage brokering and digital title and escrow services. Currently, homebuyers can receive 25% commission refund when using only realty services, 50% when using two homebuying services and 75% when using all three homebuying services. The commission refund model for the reAlpha platform is currently in a testing phase and remains subject to change as we evaluate customer adoption, expand into new geographical markets and further develop our platform and/or expand the number of homebuying services provided thereunder.

Although the full reAlpha platform is currently only available for homebuyers statewide in Florida and over 200 counties in Texas, we intend to expand its capabilities nationwide by the end of 2026. In order to expand the availability of the reAlpha platform, and services provided thereunder, nationwide, we will need to obtain the relevant real estate and mortgage licenses in the U.S. states we are not yet licensed in, and, until we obtain such licenses, the reAlpha platform will remain under limited availability for homebuyers statewide in Florida and over 200 counties in Texas. While the reAlpha platform is under limited availability, we will continue offering standalone mortgage brokerage services through our subsidiaries, Be My Neighbor and GTG Financial, in 30 U.S. states and digital title and escrow services through our subsidiary, Hyperfast, in 3 U.S. states. We also plan to continue acquiring companies in the real estate market that provide services relating to the homebuying process, including, but not limited to, mortgage brokerage firms, title and escrow service providers, home insurance providers and others that are complementary to our business, which we expect to generate revenues by offering such homebuying services through the reAlpha platform, or as standalone offerings to customers. We expect that our reAlpha platform will drive additional customers to these acquired companies through users interacting and buying homes on the reAlpha platform, which will expand their overall potential customer base.

Recent Developments

Compliance with Nasdaq Continued Listing Requirements

On May 20, 2025, we received a letter from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC indicating that, based upon the closing bid price of our common stock for the 30 consecutive business days ending on May 19 2025, we no longer met the requirement to maintain a minimum bid price of $1 per share, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have been provided a period of 180 calendar days, or until October 1, 2025, in which to regain compliance with the Minimum Bid Price Requirement. To regain compliance, the closing bid price of our common stock must be at least $1 per share for a minimum of ten consecutive business days during this 180-day period (subject to the Staff’s discretion to extend this ten consecutive business day period).

On July 1, 2025, we received a letter from the Staff notifying us that, based on the market value of listed securities for the previous 30 consecutive business days, the listing of our common stock was not in compliance with Nasdaq Listing Rule 5550(b)(2), which requires companies listed on the Nasdaq Capital Market to maintain a minimum market value of listed securities of at least $35 million (the “MVLS Requirement”). In accordance with Nasdaq Listing Rule 5810(c)(3)(C), we have been provided a period of 180 calendar days, or until December 29, 2025, to regain compliance with the MVLS Requirement. To regain compliance, our market value of listed securities must close at $35 million or more for a minimum of ten consecutive business days (subject to the Staff’s discretion to extend this ten consecutive business day period).

The above mentioned letters have no immediate effect on the listing of our common stock on the Nasdaq Capital Market. In the event that we do not regain compliance with the MVLS Requirement or the Minimum Bid Price Requirement prior to the expiration of their respective 180-day compliance periods, the Staff will provide written notice to us that our common stock will be subject to delisting. At that time, we may appeal the Staff’s delisting determination to a Nasdaq Hearing Panel.

At-The-Market (ATM) Program

On April 2, 2025, we entered into an At The Market Offering Agreement (the “Sales Agreement”) with H.C. Wainwright & Co., LLC (“Wainwright”) pursuant to which we may offer and may offer and sell from time to time through Wainwright, acting as exclusive sales agent, shares of our common stock having an aggregate offering price of up to $7,650,000. The Sales Agreement provides that Wainwright is entitled to a cash commission equal to 3.0% of the aggregate gross proceeds from the sale of any shares of common stock pursuant to the Sales Agreement in addition to the reimbursement of certain expenses. As of July 14, 2025, we have sold 2,792,104 shares of our common stock pursuant to the Sales Agreement for aggregate net proceeds of approximately $944,759.

Warrant Inducement Transaction

On April 6, 2025, we entered into inducement offer letter agreements (the “Inducement Letters”) with certain holders (the “Holders”) of existing warrants of the Company to purchase up to an aggregate of 4,218,751 shares of our common stock having an original exercise price of $5.00 per share, which was subsequently adjusted to $1.44 per share pursuant to the anti-dilution provision included in such existing warrants, issued to the Holders on November 24, 2023, with a current expiration date of November 24, 2028 (the “Existing Warrants”).

Pursuant to the Inducement Letters, the Holders agreed to exercise for cash their Existing Warrants at a reduced exercise price of $0.75 per share (the “Reduced Exercised Price”) in consideration for our agreement to issue in a private placement new common stock purchase warrants (the “New Warrants”) to purchase an aggregate of 8,437,502 shares of common stock (the “New Warrant Shares”) (such transaction, the “Warrant Inducement”). In connection with the Warrant Inducement, we also agreed to reduce the exercise price of the Existing Warrants to purchase an aggregate of 4,114,582 shares of common stock for all holders of the Existing Warrants not participating in the Warrant Inducement to the Reduced Exercise Price for the remaining term of the Existing Warrants.

The closing of the Warrant Inducement occurred on April 8, 2025, and we received aggregate gross proceeds of approximately $3.1 million from the exercise of the Existing Warrants, before deducting related placement agent fees and other expenses payable by us, resulting in net proceeds of approximately $2.9 million. The New Warrants are currently exercisable and expire on November 24, 2028.

Note Exchanges

We entered into a note purchase agreement with Streeterville Capital, LLC (“Streeterville”), on August 14, 2024, pursuant to which we issued and sold a secured promissory note (the “Note”), which had a principal balance of $5,455,000 upon its issuance that is due on February 14, 2026. Under the terms of the Note, Streeterville may redeem up to $545,000 of the Note per month, commencing seven months after the date of issuance of the Note and at any time thereafter until the Note is paid in full. After we have made five redemption payments in cash, any subsequent redemption payments made in cash will be subject to a 9% redemption premium.

On June 9, 2025, we received a redemption notice from Streeterville for a redemption payment in the amount of $300,000. We and Streeterville have agreed that we may fully satisfy this redemption payment in shares of common stock, in lieu of cash. Accordingly, on June 9, 2025, we issued 747,607 shares of common stock to Streeterville in satisfaction of the $300,000 redemption payment due under the Note, at an effective price per share equal to $0.4013, which was below the “Minimum Price” (as defined in Nasdaq Listing Rule 5635(d)). The number of shares of common stock issued in connection with this exchange was less than 20% of our voting power outstanding prior to the exchange.

On July 2, 2025, we received a redemption notice from Streeterville for a redemption payment in the amount of $350,000. We and Streeterville have agreed that we may fully satisfy this redemption payment in shares of common stock, in lieu of cash. Accordingly, on July 7, 2025, we issued 1,267,656 shares of common stock in satisfaction of the $350,000 redemption payment due under the Note, at an effective price per share equal to $0.2761, which was below the “Minimum Price.” The number of shares of common stock to be issued in connection with this exchange was less than 20% of our voting power outstanding prior to the exchange.

Change in Controlled Company Status

Prior to July 7, 2025, we were considered to be a controlled company, as defined under Nasdaq’s rules, as a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company. Though controlled companies are exempt from certain Nasdaq corporate governance requirements, we did not avail ourselves of such exemptions. On July 7, 2025, following the issuance of 1,267,656 shares of common stock to Streeterville on such date (as described above under “Recent Developments – Note Exchanges”), the beneficial ownership of Giri Devanur, the Executive Chairman of our board of directors, fell below 50% of the voting power for the election of directors. As a result, we are no longer considered to be a controlled company under Nasdaq rules.

Corporate History and Information

reAlpha Tech Corp., the former parent entity of the Company, was originally incorporated in Delaware on November 30, 2020. On April 22, 2021, we incorporated the Company (f/k/a reAlpha Asset Management, Inc.), a subsidiary of our former parent company, in Delaware. Following the short-form merger completed in accordance with Section 253 of Delaware General Corporate Law (“DGCL”) on March 21, 2023, reAlpha Tech Corp. merged with and into reAlpha Asset Management, Inc., with the Company surviving the merger, and subsequently the Company changed its name to reAlpha Tech Corp. This was a strategic move to consolidate both our technology capabilities and our real estate syndication business.

Our common stock began trading on Nasdaq under the symbol “AIRE” on October 23, 2023.

Our principal executive office is located at 6515 Longshore Loop, Suite 100, Dublin, OH 43017. Our phone number is (707) 732-5742. Our corporate website address is www.realpha.com. The information provided on or accessible through our website is not part of this prospectus supplement.

We are an “emerging growth company” and “smaller reporting company” as defined under U.S. federal securities laws and are subject to reduced public company reporting requirements.

THE OFFERING

Common stock and common stock purchase warrants offered by us	Up to 16,386,726 shares of common stock, series A-1 warrants to purchase up to 16,386,726 shares of common stock and series A-2 warrants to purchase up to 16,386,726 shares of common stock. The shares of common stock and common stock purchase warrants are immediately separable and will be issued separately in this offering, but must be purchased together in this offering. Each common stock purchase warrant has an exercise price of $[●] per share of common stock and will be exercisable beginning on the effective date of the Warrant Stockholder Approval, provided however, if the Pricing Conditions are met, the common stock purchase warrants will be exercisable on the Initial Exercise Date. The series A-1 warrants will expire five (5) years from the Initial Exercise Date and the series A-2 will expire twenty-four (24) months from the Initial Exercise Date. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the common stock purchase warrants.

Pre-funded warrants offered by us	If the issuance of shares of our common stock to a purchaser in this offering would result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock following the consummation of this offering, then such purchaser may purchase, if they so choose, in lieu of the shares of our common stock that would result in such excess ownership, a pre-funded warrant to purchase shares of our common stock. The purchase price of each pre-funded warrant and accompanying common stock purchase warrants will equal the price per share of common stock and accompanying common stock purchase warrants being sold to the public in this offering, minus $0.0001. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis. Each pre-funded warrant will have an exercise price of $0.0001 per share, will be exercisable upon issuance and may be exercised at any time until all of the pre-funded warrants are exercised in full. Purchasers of pre-funded warrants will also receive accompanying common stock purchase warrants as if such purchasers were buying shares of our common stock in this offering. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the pre-funded warrants.

Term of the offering	This offering will terminate on July 31, 2025 unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date.

Common stock outstanding immediately before this offering	56,116,012 shares of common stock issued and outstanding as of July 14, 2025.

Common stock outstanding immediately after this offering(1)	72,502,738 shares of common stock.

Use of proceeds	We currently intend to use the net proceeds from this offering for working capital and for general corporate purposes, which could include repayment of debt, future acquisitions, capital expenditures and purchase of cryptocurrencies in accordance with our cryptocurrency investment policy. See “Use of Proceeds” on page 14 for a more complete description of the intended use of proceeds from this offering.

Risk factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus and the risk factors incorporated by reference into this prospectus.

Nasdaq listing symbol	Our common stock is listed on the Nasdaq Capital Market under the symbol “AIRE.” There is no established trading market for the common stock purchase warrants or pre-funded warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the common stock purchase warrants or pre-funded warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the common stock purchase warrants and pre-funded warrants will be limited.

(1)	The number of shares of common stock to be outstanding after this offering is based on 56,116,012 shares outstanding as of July 14, 2025, and excludes:

●	2,407,512 shares of common stock available for future issuance under the Company’s 2022 Equity Incentive Plan (as amended, the “2022 Plan”);

●	1,271,940 shares of common stock issuable upon the vesting of outstanding restricted stock units under the 2022 Plan;

●	264,063 shares of common stock issuable upon the conversion of outstanding shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”);

●	approximately 4,114,582 shares of common stock, subject to adjustment in connection with the rounding of fractional shares upon issuance thereof, issuable upon exercise of warrants dated November 24, 2023 at $0.75 per share (the “Follow-On Warrants”);

●	1,700,884 shares of common stock issuable upon exercise of warrants dated October 23, 2023 at $371.90 per share (the “GEM Warrants”); and

●	8,437,502 shares of common stock issuable upon exercise of the New Warrants (as defined above) dated April 8, 2025 at $0.75 per share.

Unless otherwise indicated, all information contained in this prospectus assumes:

●	no exercise of the outstanding options or warrants, and no settlement of the restricted stock units described in the bullets above;

●	no exercise of the common stock purchase warrants or the Placement Agent Warrants issued in this offering; and

●	no sale of pre-funded warrants in this offering.

RISK FACTORS

Investing in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors described below and discussed in our annual report on Form 10-K for the year ended December 31, 2024, under the heading “Item 1A. Risk Factors,” and as described or may be described in any subsequent quarterly reports on Form 10-Q under the heading “Item 1A. Risk Factors,” as well as in our other filings with the SEC that are incorporated by reference in this prospectus, together with all of the other information contained in this prospectus. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation by Reference.” If any of these risks or uncertainties actually occur, our business, financial condition, and results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline, and you might lose all or part of the value of your investment.

Risks Related to our Common Stock and this Offering

We believe that the proceeds of this offering, combined with our limited funds currently on hand, will only be sufficient for us to operate for a relatively limited amount of time. Since we will be unable to generate sufficient cash flow to fund our operations at this time, we will need to seek additional equity or debt financing to provide the capital required to implement our business plan. If we are unable to raise capital, we could be required to seek bankruptcy protection or other alternatives that would likely result in our securityholders losing some or all of their investment in us.

We believe that the proceeds of this offering, combined with our limited funds currently on hand, will only be sufficient for us to operate for a relatively limited amount of time. Since we will be unable to generate sufficient revenue or cash flow to fund our operations at this time, we will need to seek additional equity or debt financing to provide the capital required to implement our business plan.

Additionally, this offering is being made on a “best efforts” basis and we may sell fewer than all of the securities offered hereby and may receive significantly less in net proceeds from this offering, which will provide us only limited working capital. Without giving effect to the receipt of any proceeds from this offering, we currently estimate that our existing cash are sufficient to fund business operations for approximately the next 2 months from the date of this filing without additional revenue growth. We believe that the net proceeds from this offering, assuming the sale of the maximum amount of shares of common stock offered hereby and excluding the exercise of any common stock purchase warrants, together with our existing cash, will meet our capital needs for the next 5 months under our current business plan.

Other than our at the market offering program with H.C. Wainwright & Co., LLC, we do not currently have any other arrangements or credit facilities in place as a source of funds. There can be no assurance that we will be able to raise sufficient additional capital on acceptable terms, or at all. If such financing is not available on satisfactory terms, or is not available at all, we may be required to further delay, scale back or eliminate the development of business opportunities and our operations and financial condition may be materially adversely affected. Furthermore, if we are unable to raise capital, we could be required to seek bankruptcy protection or other alternatives that would likely result in our securityholders losing some or all of their investment in us.

Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds, and the proceeds may not be used effectively.

Our management will have broad discretion over the use of the net proceeds from this offering, and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. We currently intend to use the net proceeds from this offering for working capital and for general corporate purposes, which could include repayment of debt, future acquisitions, capital expenditures and purchase of cryptocurrencies in accordance with our cryptocurrency investment policy. Nevertheless, due to the number and variability of factors that will determine our use of the net proceeds from this offering, management could use the net proceeds for purposes other than those currently intended. There is no guarantee that management will use the net proceeds effectively and a failure to use the net proceeds effectively could harm our business. See “Use of Proceeds” on page 14 of this prospectus for a description of our proposed use of proceeds from this offering.

If we are required to obtain Warrant Stockholder Approval, the common stock purchase warrants will not be exercisable until we are able to receive such approval, and if we are unable to obtain such approval, the common stock purchase warrants will have no value.

If we are required to obtain Warrant Stockholder Approval, the common stock purchase warrants will not be exercisable until, and unless, we obtain the Warrant Stockholder Approval from our stockholders. While we intend to promptly seek stockholder approval, if required, there is no guarantee that the Warrant Stockholder Approval will be obtained. If we are unable to obtain the Warrant Stockholder Approval, the common stock purchase warrants will have no value. In addition, we will incur substantial costs, and management will devote substantial time and attention, in attempting to obtain the Warrant Stockholder Approval.

If we are unable to satisfy the continued listing requirements of The Nasdaq Stock Market, our common stock could be delisted and the price and liquidity of our common stock may be adversely affected.

Our common stock may lose value and could be delisted from Nasdaq due to several factors or a combination of such factors. While our common stock is currently listed on Nasdaq, we can give no assurance that we will be able to satisfy the continued listing requirements of Nasdaq in the future, including but not limited to the corporate governance requirements and the minimum closing bid price requirement or the minimum equity requirement.

On May 20, 2025, we received a letter from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC indicating that, based upon the closing bid price of our common stock for the 30 consecutive business days ending on May 19 2025, we no longer met the requirement to maintain a minimum bid price of $1 per share, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have been provided a period of 180 calendar days, or until October 1, 2025, in which to regain compliance with the Minimum Bid Price Requirement. To regain compliance, the closing bid price of our common stock must be at least $1 per share for a minimum of ten consecutive business days during this 180-day period (subject to the Staff’s discretion to extend this ten consecutive business day period).

On July 1, 2025, we received a letter from the Staff notifying us that, based on the market value of listed securities for the previous 30 consecutive business days, the listing of our common stock was not in compliance with Nasdaq Listing Rule 5550(b)(2), which requires companies listed on the Nasdaq Capital Market to maintain a minimum market value of listed securities of at least $35 million (the “MVLS Requirement”). In accordance with Nasdaq Listing Rule 5810(c)(3)(C), we have been provided a period of 180 calendar days, or until December 29, 2025, to regain compliance with the MVLS Requirement. To regain compliance, our market value of listed securities must close at $35 million or more for a minimum of ten consecutive business days (subject to the Staff’s discretion to extend this ten consecutive business day period).

The above mentioned letters have no immediate effect on the listing of our common stock on the Nasdaq Capital Market. In the event that we do not regain compliance with the MVLS Requirement or the Minimum Bid Price Requirement prior to the expiration of their respective 180-day compliance periods, the Staff will provide written notice to us that our common stock will be subject to delisting. At that time, we may appeal the Staff’s delisting determination to a Nasdaq Hearing Panel.

We will continue to monitor our market value of listed securities and the closing bid price of our common stock as we consider our available options to regain compliance with the MVLS Requirement and the Minimum Bid Price Requirement. There can be no assurance that we will be able to regain compliance with the MVLS Requirement or the Minimum Bid Price Requirement or maintain compliance with the other continued listing requirements of Nasdaq.

If we were to be delisted, we would expect our common stock to be traded in the over-the-counter market which could adversely affect the liquidity of our common stock. Additionally, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our common stock;

●	a decreased ability to issue additional securities or obtain additional financing in the future;

●	reduced liquidity for our stockholders;

●	potential loss of confidence by customers, collaboration partners and employees; and

●	loss of institutional investor interest.

In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq minimum bid price requirement, or prevent future non-compliance with Nasdaq’s listing requirements.

We will require additional capital funding, the receipt of which may impair the value of our common stock.

Our future capital requirements depend on many factors, including our research and development, sales and marketing activities. We will need to raise additional capital through public or private equity or debt offerings or through arrangements with strategic partners or other sources in order to continue to execute our business plan. There can be no assurance that additional capital will be available when needed or on terms satisfactory to us, if at all. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution and the new equity securities may have greater rights, preferences or privileges than our existing common stock.

We do not intend to pay dividends on our common stock in the foreseeable future.

We have never paid cash dividends on our common stock and currently do not plan to pay any cash dividends on our common stock in the foreseeable future.

Purchasers in this offering may experience immediate and substantial dilution in net tangible book value.

The public offering price per share of common stock and accompanying common stock purchase warrants and the public offering price of each pre-funded warrant and accompanying common stock purchase warrants may be substantially higher than the pro forma as adjusted net tangible book value per share of our common stock after giving effect to this offering. Assuming the sale of 16,386,726 shares of our common stock and common stock purchase warrants to purchase up to 16,386,726 shares of common stock at an assumed public offering price of $0.2441 per share, the closing sale price per share of our common stock on Nasdaq on July 14, 2025, assuming no sale of any pre-funded warrants in this offering, no exercise of the common stock purchase warrants being offered in this offering and after deducting the Placement Agent fees and commissions and estimated offering expenses payable by us, you will incur immediate dilution of approximately $0.35 in the pro forma as adjusted net tangible book value per share of common stock. As a result of the dilution to investors purchasing securities in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of the liquidation of our company. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you participate in this offering. To the extent shares are issued under outstanding options and warrants at exercise prices lower than the public offering price of our common stock in this offering, you will incur further dilution.

Your ownership may be diluted if additional capital stock is issued to raise capital, to finance acquisitions, to repay existing debt or in connection with strategic transactions.

We intend to seek to raise additional funds for our operations, to finance acquisitions, to repay existing debt or to develop strategic relationships by issuing equity or convertible debt securities in addition to the securities issued in this offering, which would reduce the percentage ownership of our existing stockholders. Our board of directors has the authority, without action or vote of the stockholders, to issue all or any part of our authorized but unissued shares of common or preferred stock. Our certificate of incorporation (as amended and restated, the “certificate of incorporation”) authorizes us to issue up to 200,000,000 shares of common stock and 5,000,000 shares of preferred stock. Future issuances of common or preferred stock would reduce your influence over matters on which stockholders vote and would be dilutive to earnings per share. In addition, any newly issued preferred stock, including our Series A Preferred Stock, could have rights, preferences and privileges senior to those of the common stock. Those rights, preferences and privileges could include, among other things, the establishment of dividends that must be paid prior to declaring or paying dividends or other distributions to holders of our common stock or providing for preferential liquidation rights. These rights, preferences and privileges could negatively affect the rights of holders of our common stock, and the right to convert such preferred stock into shares of our common stock at a rate or price that would have a dilutive effect on the outstanding shares of our common stock.

Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement including: (i) timely delivery of shares; (ii) agreement to not enter into variable rate financings for one year following the closing, subject to certain exceptions; (iii) agreement to not issue any share of common stock or securities convertible into common shares for 30 days following the closing, subject to certain exceptions; and (iv) indemnification for breach of contract.

There is no public market for the common stock purchase warrants or pre-funded warrants being offered in this offering.

There is no established public trading market for the common stock purchase warrants or pre-funded warrants being offered in this offering, and we do not expect one to develop. In addition, we do not intend to apply to list the common stock purchase warrants or pre-funded warrants on any securities exchange or nationally recognized trading system, including The Nasdaq Stock Market. Without an active market, the liquidity of the common stock purchase warrants and pre-funded warrants will be limited.

Holders of our warrants and pre-funded warrants will have no rights as a common stockholder until they acquire our common stock.

Except as otherwise provided in our warrants, until holders of our warrants and pre-funded warrants acquire shares of our common stock upon exercise of such warrants or pre-funded warrants, the holders will have no rights with respect to shares of our common stock. Upon exercise of the warrants or pre-funded warrants, holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

If we do not maintain a current and effective prospectus relating to the common stock issuable upon exercise of the common stock purchase warrants and pre-funded warrants, holders will only be able to exercise such common stock purchase warrants and pre-funded warrants on a “cashless basis.”

If we do not maintain a current and effective prospectus relating to the shares of common stock issuable upon exercise of the common stock purchase warrants and pre-funded warrants at the time that holders wish to exercise such warrants, they will only be able to exercise them on a “cashless basis,” and under no circumstances would we be required to make any cash payments to the holders or net cash settle such warrants with the holders. As a result, the number of shares of common stock that holders will receive upon exercise of the common stock purchase warrants and pre-funded warrants will be fewer than it would have been had such holders exercised their common stock purchase warrants or pre-funded warrants for cash. We will use our best efforts to maintain a current and effective prospectus relating to the shares of common stock issuable upon exercise of such warrants until the expiration of such warrants. However, we cannot assure you that we will be able to do so. If we are unable to do so, the potential “upside” of the holder’s investment in our company may be reduced.

The warrants are speculative in nature.

The pre-funded warrants and the common stock purchase warrants offered hereby do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price. Specifically, commencing on the date of issuance, holders of pre-funded warrants and common stock purchase warrants may acquire the common stock issuable upon exercise of such warrants at the stated exercise price per share. Moreover, following this offering, the market value of the warrants will be uncertain and there can be no assurance that the market value of the warrants will equal or exceed their public offering price. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the warrants, and consequently, whether it will ever be profitable for holders of the warrants to exercise the warrants.

This is a “best efforts” offering. No minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans, including our near-term business plans.

The Placement Agent has agreed to use their reasonable best efforts to solicit offers to purchase the securities in this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, Placement Agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our continued operations, including our near-term continued operations.

We may be required to repurchase the common stock purchase warrants, which may prevent or deter a third party from acquiring us.

The common stock purchase warrants provide that in the event of a “Fundamental Transaction” (as defined in the related warrant agreement, which generally includes any merger with another entity, the sale, transfer or other disposition of all or substantially all of our assets to another entity, or the acquisition by a person of more than 50% of our common stock), each warrant holder will have the right at any time prior to the consummation of the Fundamental Transaction to require us to repurchase the common stock purchase warrant for a purchase price in cash equal to the Black-Scholes value (as calculated under the warrants) of the then remaining unexercised portion of such common stock purchase warrant on the date of such Fundamental Transaction, which may materially adversely affect our financial condition and/or results of operations and may prevent or deter a third party from acquiring us.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our securities.

Effective June 30, 2020, the SEC implemented Regulation Best Interest requiring that “[a] broker, dealer, or a natural person who is an associated person of a broker or dealer, when making a recommendation of any securities transaction or investment strategy involving securities (including account recommendations) to a retail customer, shall act in the best interest of the retail customer at the time the recommendation is made, without placing the financial or other interest of the broker, dealer, or natural person who is an associated person of a broker or dealer making the recommendation ahead of the interest of the retail customer.” This is a significantly higher standard for broker-dealers to recommend securities to retail customers than before under the Financial Industry Regulatory Authority, Inc. (“FINRA”) “suitability rules.” FINRA suitability rules do still apply to institutional investors and require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative or low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information, and for retail customers, broker-dealers must determine the investment is in the customer’s “best interest” and meet other SEC requirements. Both SEC Regulation Best Interest and FINRA’s suitability requirements may make it more difficult for broker-dealers to recommend that their customers buy our securities, which may have the effect of reducing the level of trading activity in our securities. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell our common stock.

Risks Related to Our Business and Financial Condition

We are permanently barred from raising capital in the Commonwealth of Massachusetts pursuant to a Consent Order.

On April 15, 2022, we entered into a consent order (the “Consent Order”) with the Securities Division of the Office of the Secretary of the Commonwealth of Massachusetts. Under the Consent Order, the Company is barred from offering or selling securities in the Commonwealth of Massachusetts, and ordered to cease and desist from committing future violations of Massachusetts Uniform Securities Act, Mass. Gen. Laws c. 110A (the “Act”), and the regulations promulgated thereunder at 950 Code Mass. Regs. 10.01-14.413. The National Securities Markets Improvement Act of 1996 (“NSMIA”) prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities,” including securities listed on a national securities exchange such as Nasdaq. Because our common stock is listed on Nasdaq, our common stock qualifies as covered securities under such statute. Although the states are preempted from regulating the sale of covered securities, NSMIA does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. The Consent Order expressly states that it is not intended to be a final order based upon violations of the Act that prohibit fraudulent, manipulative, or deceptive conduct. As a result, there is uncertainty as to whether the Consent Order’s prohibition on offers or sales of our securities in the Commonwealth of Massachusetts is enforceable under federal law. Regardless of this uncertainty, we have not undertaken a legal determination as to the preemption question and are continuing to comply with the Consent Order. To the extent that the Consent Order is enforceable, our ability to sell securities of the Company is limited to the remaining 49 states and expressly excludes natural persons or legal entities that are residents of the Commonwealth of Massachusetts. Based on information currently available to us, we are not aware of any sales that have been made by the Company in the Commonwealth of Massachusetts since we entered into the Consent Order. However, if an offering of our securities were to result in sales to residents of the Commonwealth of Massachusetts, even inadvertently, it could be viewed as a violation of the Consent Order and could subject us to additional regulatory actions or penalties. A regulatory action, even if it does not result in a finding of wrongdoing or penalty, could require substantial expenditures of time, resources, and money, and could potentially damage our reputation. Any such regulatory action or penalty could adversely affect our business, result of operations or access to capital markets.

Our business is subject to various laws and regulations, including financial protections and securities laws.

We are subject to a variety of laws and regulations relating to financial protection, data privacy, and securities laws. These laws and regulations are constantly evolving and can be subject to significant change. Such laws and regulations are numerous, complex, and frequently changing. If we fail to satisfy such laws and regulations, we may face inquiries or investigations or other government actions, which may be costly to comply with, result in negative publicity, require management’s time and attention, and subject us to remedies that may harm our business, including fines or demands or orders that we modify or cease business practices. Additionally, as we depend on third parties for key services, we rely on such third-party service providers’ compliance with laws and regulations regarding privacy, data protection, consumer protection, securities regulation, and other matters relating to our customers and business activities. Should there be deficiencies in our compliance (including by third-party service providers), this could adversely impact our reputation and could also expose us to material liability and responsibility for damages, fines, or penalties.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern. We will be unable to continue to operate for the foreseeable future without additional capital.

Our independent registered public accounting firm issued a report dated April 2, 2025, except for Notes 10 and 11 to our audited consolidated financial statements, as to which the date is May 13, 2025, in connection with the audit of our consolidated financial statements for the year ended December 31, 2024, which included an explanatory paragraph describing the existence of conditions that raise substantial doubt about our ability to continue as a going concern, including our recurring losses, cash used in operations, and need to raise additional funds to meet our obligations and sustain our operations. In addition, the notes to our financial statements for the year ended December 31, 2024, included in this registration statement of which this prospectus forms a part, contain a disclosure describing the existence of conditions that raise substantial doubt about our ability to continue as a going concern. As of March 31, 2025, we had cash and cash equivalents of $1.2 million and an accumulated deficit of $41.1 million.

Our ability to continue as a going concern is dependent upon our ability to obtain substantial additional funding in connection with our continuing operations. Adequate additional financing may not be available to us in the necessary timeframe, in the amounts we require, on terms that are acceptable to us, or at all. If we are unable to raise additional capital, our business, prospectus, financial condition and results of operations will be materially and adversely affected and we may be unable to continue as a going concern. If we are not able to continue as a going concern, we may have to liquidate our assets and/or seek protection under federal bankruptcy law, and it is likely that holders of our capital stock and holders of securities convertible into our common stock will lose all of their investment. As such, there is uncertainty regarding our ability to maintain liquidity sufficient to operate our business effectively, which raises substantial doubt about our ability to continue as a going concern.

Our ongoing disputes with GYBL may be costly, time consuming and, if adversely determined against us, could result in a significant downward adjustment of the GEM Warrants’ exercise price, and potentially other penalties and expenses, which could have a material adverse effect on our financial position and business operations.

On November 1, 2024, we filed a lawsuit against GEM Yield Bahamas Limited (“GYBL”) in the United States District Court for the Southern District of New York (the “Court”), pursuant to which we asserted two causes of action: (i) rescission of the GEM Warrants issued to GYBL pursuant to that certain Share Purchase Agreement, dated as of December 1, 2022 (the “GEM Agreement”), by and among us, GYBL and GEM Global Yield LLC SCS, pursuant to Section 29(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), due to GYBL’s underlying violation of Section 15(a) of the Exchange Act for effecting the GEM Warrants as an unregistered dealer, and (ii) in the alternative, a declaratory judgment that the exercise price adjustment calculation of the GEM Warrants is governed by the terms provided in the GEM Warrants, rather than the terms of the GEM Agreement. Following a motion to dismiss filed by GYBL on January 17, 2025, the Court granted such motion to dismiss on March 14, 2025. On April 15, 2025, we filed an appeal of the Court’s decision dismissing our case to the United States Court of Appeals for the Second Circuit (the “Second Circuit”). The briefing schedule at the Second Circuit is being held in abeyance in order to allow two previously filed appeals, filed by two other public companies on identical issues against other similar investors, be resolved first. However, if and when the appellate briefing moves forward, there is no assurance that it will be successful.

Additionally, following the Court’s grant of GYBL’s motion to dismiss our lawsuit, GYBL filed a separate lawsuit against us, in which GYBL is asserting two causes of action against us: (1) breach of the terms of the GEM Warrants, and (2) declaratory relief concerning the validity and enforceability of the GEM Warrants. In addition to the declaratory relief, GYBL is seeking monetary damages in an amount to be determined at trial, specific performance of the GEM Warrants and attorneys’ fees and litigation costs. On June 9, 2025, we filed a motion to dismiss this lawsuit from GYBL. GYBL responded to our motion to dismiss on June 23, 2025 asserting that our motion to dismiss should be denied, or, in the alternative, GYBL should be given leave to further amend its complaint. On June 30, 2025, the Company filed a reply in support of its motion to dismiss.

Given the ongoing disputes with GYBL, including our pending appeal with the Second Circuit and the recently filed motion to dismiss, the exercise price of the GEM Warrants have not been adjusted pursuant to the GEM Warrants’ terms while these disputes are pending, and, to the extent any shares of common stock are sold pursuant to an equity offering, for instance, at a price per share that is below the then-current exercise price of the GEM Warrants, we do not plan to adjust the exercise price of the GEM Warrants pending resolution of such disputes. A final adverse ruling against us in pending lawsuits and any subsequent appeals, or in any other claim or counterclaim, as applicable, sought by GYBL, could lead to a significant downward adjustment to the current exercise price of the GEM Warrants, additional expenses incurred related to the lawsuits during the ongoing disputes, including, but not limited to, attorney’s fees, and any other remedies the court may deem just.

Further, any lawsuit and subsequent appeals may be expensive, may divert management’s time away from our operations, and may affect the availability and premiums of our liability insurance coverage, regardless of whether our claims are meritorious, or ultimately lead to a judgment against us. We cannot assure you that we will be able to be successful in lawsuits, or any subsequent appeal, against GYBL or resolve any current or future litigation matters, in which case those litigation matters, including the disputes with GYBL, could have a material and adverse effect on our business, financial condition, operating results and cash flows.

CAUTIONARY Note Regarding Forward-Looking Statements

This prospectus, and the documents incorporated by reference herein, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations, are forward-looking statements. The words “believe,” “expect,” “may,” “will,” “should,” “could,” “would,” “seek,” “intend,” “plan,” “goal,” “project,” “estimate,” “anticipate” “strategy,” “future,” “likely,” and similar expressions are intended to identify forward-looking statements.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus. We have based these forward-looking statements largely on our current expectations about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures, spinouts or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

USE OF PROCEEDS

We estimate that the net proceeds from the offering will be approximately $3.52 million, assuming a public offering price of $0.2441 per share (which is equal to the last reported sale price per share of our common stock on Nasdaq on July 14, 2025) of common stock and accompanying common stock purchase warrants, and the sale of all the securities offered under this prospectus, after deducting the placement agent fees and estimated offering expenses payable by us, assuming no sale of any pre-funded warrants. However, because this is a “best efforts” offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the Placement Agent’s fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus. The public offering price per share (or pre-funded warrant) and accompanying common stock purchase warrants will be fixed for the duration of this offering.

These estimates exclude the proceeds, if any, from the exercise of common stock purchase warrants issued in this offering. If all of the common stock purchase warrants issued in this offering were to be exercised in cash at an exercise price of $[●] per share of common stock, we would receive additional proceeds of approximately $8.0 million. We cannot predict when or if these common stock purchase warrants will be exercised. It is possible that these common stock purchase warrants may expire and may never be exercised. Additionally, the common stock purchase warrants contain a cashless exercise provision that permit exercise of common stock purchase warrants on a cashless basis at any time where there is no effective registration statement under the Securities Act covering the issuance of the underlying shares.

Each $0.10 increase (decrease) in the assumed public offering price of $0.2441 per share would change our net proceeds by $1.5 million, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the placement agent fees and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 500,000 in the number of shares we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the placement agent fees and estimated offering expenses payable by us, by approximately $0.1 million, assuming the assumed public offering price stays the same.

We intend to use the net proceeds from this offering for working capital and general corporate purposes, which could include repayment of debt, future acquisitions and capital expenditures. Pending application of the net proceeds as described herein, we intend to invest the net proceeds from this offering into cryptocurrencies in accordance with our cryptocurrency investment policy or hold as cash. We cannot predict whether the proceeds invested will yield a favorable, or any, return.

We entered into a note purchase agreement with Streeterville on August 14, 2024, pursuant to which we issued and sold the Note (as defined above), which had a principal balance of $5,455,000 upon its issuance that is due on February 14, 2026. Interest under the Note accrues at a rate of 8% per annum, and as of July 14, 2025, we have accrued $391,318 of interest. Under the terms of the Note, Streeterville may redeem up to $545,000 of the Note per month, commencing seven months after the date of issuance of the Note and at any time thereafter until the Note is paid in full, which redemptions are also subject to redemption premiums. Additionally, we can prepay all or any portion of the outstanding principal balance of the Note, provided, however, that if we elect to prepay the Note in part, we will be required to pay an amount in cash equal to 109% of the portion of the outstanding balance that we elect to prepay. The net proceeds from the Note have been primarily used for working capital needs, strategic acquisitions or acquisitions of businesses complementary to ours. To the extent needed, we may use net proceeds from this offering to repay, or prepay, a portion or all of the Note’s principal balance or accrued interest or redemption payments thereunder.

This represents our best estimate based on the current status of our business, but, other than as indicated, we have not reserved or allocated amounts for specific purposes and cannot specify with certainty how or when we will use any of the net proceeds. The actual amounts and timing of our expenditures will depend on various factors, and management will have broad discretion in applying the proceeds from this offering. See “Risks Related to this Offering – Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds, and the proceeds may not be used effectively.”

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2025 as follows:

●	on an actual basis;

●	on a pro-forma basis to give effect to the issuance and sale, subsequent to March 31, 2025 through July 14, 2025, of (i) 4,218,751 shares of common stock for aggregate net proceeds of approximately $3,100,000 in connection with an induced warrant exercise completed in April 2025, (ii) 2,792,104 shares of common stock in connection with our at the market offering program for aggregate net proceeds of approximately $944,759, (iii) 2,015,263 shares of common stock to Streeterville in satisfaction of an aggregate of $650,000 in redemption payments due under the Note, (iv) 50,505 shares of common stock to a third-party consultant as compensation, (v) 700,055 shares of common stock as additional partial consideration for the acquisition of GTG Financial and (vi) 99,100 shares of common stock to certain employees of the Company (collectively, the “pro forma adjustments”); and

●	on a pro forma as adjusted basis to reflect the issuance and sale by us of 16,386,726 shares of common stock and accompanying common stock purchase warrants in this offering at an assumed public offering price of $0.2441 per share, which was the closing price of our common stock as reported on Nasdaq on July 14, 2025, and after deducting estimated placement agent fees and estimated offering expenses payable by us.

The information below is illustrative only. Our capitalization following the closing of this offering will change based on the actual public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Form 10-K for the year ended December 31, 2024, as amended on May 13, 2025 (the “2024 Form 10-K”) and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025 (the “1Q 2025 Form 10-Q”) and the audited consolidated financial statements and related notes and the unaudited condensed consolidated financial statements and related notes included in the 2024 Form 10-K and the 1Q 2025 Form 10-Q, respectively.

	March 31, 2025 (Unaudited)
	Actual	Pro Forma	Pro Forma As Adjusted
Cash	$1,204,400	$5,249,159	$8,689,945
Less: Notes payable - current portion	5,010,627	4,436,318	4,436,318
Less: Other long-term loans - net of current portion	244,167	244,167	244,167

Stockholders’ Equity (Deficit)
Preferred stock - $0.001 par value; 5,000,000 shares authorized, consisting of Series A Convertible Preferred Stock – 1,000,000 shares authorized; 264,063 and 264,063 issued and outstanding, actual, pro forma and pro forma as adjusted	—	—	—
Common stock - $0.001 par value; 200,000,000 shares authorized; 46,260,934 shares outstanding as of March 31, 2025; 56,116,012 shares outstanding on a pro forma basis; 72,502,738 shares outstanding on a pro forma as adjusted basis	46,230	56,116	72,503
Additional paid-in capital	40,099,285	44,144,043	47,584,829
Accumulated other comprehensive income	(6,920)	(6,920)	(6,920)
Accumulated deficit	(41,110,855)	(41,110,855)	(41,110,855)
Non-controlling interests in consolidated entities	7,040	7,040	7,040
Total stockholders’ (deficit) equity	$(965,220)	$3,089,424	$6,546,597
Total capitalization	(5,015,614)	3,658,098	10,556,057

Each $0.10 increase (decrease) in the assumed public offering price of $0.2441 per share of common stock and accompanying common stock purchase warrants would increase (decrease) our pro forma as adjusted cash, additional paid-in capital, total stockholders’ (deficit) equity and total capitalization by approximately $1.5 million, assuming the number of securities offered by us, as set forth on the cover page of this prospectus, remains the same, assuming no sale of any pre-funded warrants and after deducting the estimated placement agent fees and estimated offering expenses payable by us. We may also increase or decrease the number of securities to be issued in this offering. An increase of 500,000 shares in the number of shares of common stock offered by us would increase our pro forma as adjusted cash, additional paid-in capital, total stockholders’ (deficit) equity and total capitalization by approximately $113,506, assuming that the assumed public offering price remains the same, assuming no sale of any pre-funded warrants and after deducting the estimated placement agent fees and estimated offering expenses payable by us. Similarly, a decrease of 500,000 shares in the number of shares of common stock offered by us would decrease our pro forma as adjusted cash, additional paid-in capital, total stockholders’ (deficit) equity and total capitalization by approximately $113,506, assuming that the assumed public offering price remains the same, assuming no sale of any pre-funded warrants and after deducting the estimated placement agent fees and estimated offering expenses payable by us. The information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering as determined between us, the placement agent, and the investors at pricing.

The table above is based on 46,230,934 shares of common stock outstanding as of March 31, 2025, and excludes, as of such date, the following:

●	2,407,512 shares of common stock available for future issuance under the 2022 Plan;

●	1,271,940 shares of common stock issuable upon the vesting of outstanding restricted stock units under the 2022 Plan;

●	264,063 shares of common stock issuable upon the conversion of outstanding shares of Series A Preferred Stock;

●	approximately 4,114,582 shares of common stock, subject to adjustment in connection with the rounding of fractional shares upon issuance thereof, issuable upon exercise of the Follow-On Warrants; and

●	1,700,884 shares of common stock issuable upon exercise of the GEM Warrants.

DILUTION

If you invest in our securities in this offering, your interest will be diluted immediately to the extent of the difference between the public offering price paid by the purchasers of the shares of common stock (and pre-funded warrants) and accompanying common stock purchase warrants sold in this offering and the as adjusted net tangible book value per shares of common stock after this offering.

As of March 31, 2025, our net tangible book deficit was approximately $(11.3) million, or approximately $(0.25) per share of common stock. Net tangible book value per share represents our total tangible assets, less our total liabilities, divided by the number of outstanding shares of our common stock.

After giving effect to the pro forma adjustments described above under “Capitalization,” our pro forma net tangible book deficit as of March 31, 2025 would have been approximately $(7.9) million, or $(0.11) per share.

Dilution represents the difference between the amount per share paid by purchasers in this offering and the pro forma as adjusted net tangible book deficit per share of common stock after the offering. After giving further effect to the sale of 16,386,726 shares of common stock and accompanying common stock purchase warrants in this offering at an assumed public offering price of $0.2441 per share, which was the closing price of our common stock as reported on Nasdaq on July 14, 2025, and accompanying common stock purchase warrants, and after deducting estimated placement agent fees and estimated offering expenses payable by us, and assuming no exercise of the common stock purchase warrants, our pro forma as adjusted net tangible book deficit would have been approximately $(7.9) million, or $(0.11) per share. This represents an immediate increase in net tangible book value of approximately $0.09 per share to our existing stockholders and an immediate dilution of approximately $0.35 to investors purchasing securities in this offering at the assumed public offering price.

The following table illustrates this per share dilution:

Assumed public offering price per share and accompanying common stock purchase warrants		$0.2441
Net tangible book value (deficit) per share as of March 31, 2025	$(0.2453)
Increase in net tangible book value (deficit) per share attributable to the pro forma adjustments	$0.0432
Pro forma net tangible book value per share as of March 31, 2025		$(0.2021)
Increase in net tangible book value (deficit) per share attributable to this offering	$0.0945
Pro forma as adjusted net tangible book value (deficit) per share as of March 31, 2025, after giving effect to this offering		(0.1089)
Dilution per share to new investors purchasing securities in this offering		$0.3530

Each $0.10 increase (decrease) in the assumed public offering price of $0.2441 per share of common stock and accompanying common stock purchase warrants would increase (decrease) the pro forma as adjusted net tangible book deficit by approximately $0.01 per share of common stock and the dilution to new investors by approximately $0.11 per share, after deducting the estimated placement agent fees and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase of 500,000 shares in the number of shares of common stock offered by us would increase our pro forma as adjusted net tangible book deficit by approximately $0.7 million, or approximately $0.01 per share of common stock, and decrease the dilution per share to investors in this offering by approximately $0.01 per share after deducting the estimated placement agent fees and estimated offering expenses payable by us. Similarly, a decrease of 500,000 shares in the number of shares of common stock offered by us would decrease our pro forma as adjusted net tangible book deficit by approximately $0.7 million, or approximately $0.01 per share, and increase the dilution per share to investors in this offering by approximately $0.01 per share, after deducting the estimated placement agent fees and estimated offering expenses payable by us. The information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering as determined between us and the placement agent at pricing.

The foregoing table is based on 46,230,934 shares of common stock outstanding as of March 31, 2025, and excludes, as of such date, the following:

●	2,407,512 shares of common stock available for future issuance under the 2022 Plan;

●	1,271,940 shares of common stock issuable upon the vesting of outstanding restricted stock units under the 2022 Plan;

●	264,063 shares of common stock issuable upon the conversion of outstanding shares of Series A Preferred Stock;

●	approximately 4,114,582 shares of common stock, subject to adjustment in connection with the rounding of fractional shares upon issuance thereof, issuable upon exercise of the Follow-On Warrants; and

●	1,700,884 shares of common stock issuable upon exercise of the GEM Warrants.

The discussion and table above assume no exercise of outstanding warrants. To the extent that outstanding warrants are exercised, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes important terms of the classes of our capital stock based on our certificate of incorporation and bylaws (as amended and restated from time to time, the “bylaws”). This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation, our bylaws and the DGCL.

Our authorized capital stock currently consists of 200,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of “blank check” preferred stock, par value $0.001 per share.

As of July 14, 2025, there were 56,116,012 shares of common stock outstanding and 264,063 shares of Series A Preferred Stock outstanding.

Common Stock

Voting Rights. The holders of shares of our common stock are entitled to one vote for each share held on record on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, except in the case of any election of directors, which will be decided by a plurality of votes cast. There is no cumulative voting.

Dividends. The Company has never declared or paid cash dividends on its common stock and currently does not anticipate paying any cash dividends on its common stock in the foreseeable future. The holders of our common stock are entitled to receive dividends as may be declared from time to time by our board of directors out of legally available funds. Any dividend declared by the board of directors must be equal, on a per share basis.

Liquidation Rights. In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of common stock are entitled to share in the net assets legally available for distribution to stockholders after the payment of debts and other liabilities of the Company, subject to the superior rights of holders of our Series A Preferred Stock and the contractual rights of the holders of the common stock purchase warrants.

Blank Check Preferred Stock

Our board of directors has the authority to issue undesignated shares of “blank check” preferred stock in one or more series and to fix the designation, relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of each such series, including, without limitation, dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the stockholders. The issuance of additional preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and powers, including voting rights, of the holders of our common stock and could, among other things, have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders.

Series A Convertible Preferred Stock

On February 20, 2025, we filed the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Delaware, designating 1,000,000 shares of the 5,000,000 shares of the authorized but unissued class of our stock known as preferred stock as Series A Preferred Stock.

Stated Value. The Series A Preferred Stock has a stated value of $20 per share (the “Stated Value”).

Conversion Price. The Series A Preferred Stock has a conversion price per share of $20 per share, subject to adjustments provided in the Certificate of Designation (the “Conversion Price”).

Voting Rights. The holders of outstanding shares of Series A Preferred Stock will be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock held by such holder are convertible at the Conversion Price as of the record date for determining stockholders entitled to vote on any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting).

Dividends. Commencing on the issuance date of a share of Series A Preferred Stock, each such share of Series A Preferred Stock outstanding and not converted into common stock will accrue dividends on a daily basis at a per annum rate of 3.0% of the Stated Value, which dividends will be payable no later than 60 calendar days after the end of each Dividend Period (as defined in the Certificate of Designation) in accordance with and subject to the terms and conditions of the Certificate of Designation (the “Preferred Dividends”). If any shares of Series A Preferred Stock are converted in accordance with and subject to the terms and conditions of the Certificate of Designation on a Conversion Date (as defined in the Certificate of Designation) during the period after the last day of a Dividend Period and prior to the close of business on the corresponding Dividend Record Date (as defined in the Certificate of Designation) for such Dividend Period, and the Company has not paid the entire amount of the Preferred Dividends payable for such corresponding Dividend Period, then the amount of Preferred Dividends with respect to such shares of Series A Preferred Stock will be added to the Liquidation Amount (as defined below) for purposes of such conversion, which Liquidation Amount is the amount, as of any date and with respect to any share of Series A Preferred Stock, equal to the sum of (x) the Stated Value and (y) accrued but unpaid dividends, if any, on such share of Series A Preferred Stock (the “Liquidation Amount”). If any shares of Series A Preferred Stock are instead converted in accordance with and subject to the terms and conditions of the Certificate of Designation on a Conversion Date during the period after the close of business on any Dividend Record Date and prior to the close of business on the corresponding Dividend Payment Date (as defined in the Certificate of Designation), then the amount of Preferred Dividends with respect to such shares of Series A Preferred Stock (the “Residual Payments”), at the Company’s option, will either (x) be paid in cash on or prior to the date of such conversion or (y) if not paid in cash, be added to the Liquidation Amount for purposes of such conversion.

Liquidation Preference. The Series A Preferred Stock ranks: (i) senior to all of the common stock, (ii) senior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms junior to any Series A Preferred Stock (“Junior Securities”), (iii) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock (“Parity Securities”) and (iv) junior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to any Series A Preferred Stock (“Senior Securities”), in each case, as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily. In the event of the Company’s liquidation, dissolution or winding up, holders of the Series A Preferred Stock will be entitled to, subject to the superior rights of the holders of any Senior Securities, (i) receive, in preference to any distributions of any of the assets, whether capital or surplus, of the Company to the holders of the common stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities, (a) any Residual Payments and (b) the Liquidation Amount with respect to such shares of Series A Preferred Stock, in each case, before any payments shall be made or any assets distributed to holders of any class of common stock or Junior Securities; and (ii) participate pari passu with the holders of common stock (on an as-converted to common stock basis and disregarding for such purpose any Beneficial Ownership Limitation (as defined in the Certificate of Designation)) in the remaining distribution of the net assets of the Company available for distribution.

Conversion. The Series A Preferred Stock is convertible at the option of the holder at any time during the period beginning on the date of issuance of such Series A Preferred Stock and ending on the date that is 3 years following the respective issuance date thereof (the “Conversion Period”) into a number of Conversion Shares equal to the Liquidation Amount of such share of Series A Preferred Stock divided by the Conversion Price, subject to any Beneficial Ownership Limitation. On the business day after the expiration of the Conversion Period of a Series A Preferred Stock, each such share of Series A Preferred Stock will automatically convert into a number of Conversion Shares equal to the Liquidation Amount of such shares of Series A Preferred Stock divided by the Conversion Price, subject to any Beneficial Ownership Limitation.

Warrants

GEM Warrants

On October 23, 2023, we issued the GEM Warrants (as defined above) in connection with a Share Purchase Agreement between us and GEM Global Yield LLC SCS (“GEM Yield”) and GEM Yield Bahamas Limited (“GYBL,” and collectively, “GEM”), dated December 1, 2022 (the “GEM Agreement”).

The GEM Warrants have an exercise price of $371.90 per share and contain weighted average anti-dilution provisions that provide that if the Company issues shares of common stock, or securities convertible into or exercisable or exchangeable for shares of common stock, subject to certain exceptions, at a price per share that is less than the then-current GEM Warrants exercise price, then then the exercise price of the GEM Warrants will be proportionally reduced by application of a formula provided for in the GEM Warrants that takes into account such new issuance price in light of the number of shares issued and to be issued. In addition to the foregoing adjustment, on the one-year anniversary of our Nasdaq listing, if all or any portion of the GEM Warrants remain unexercised and the average daily closing price of the common stock on Nasdaq over the 10-days preceding such anniversary is less than 90% of the then-current exercise price of the GEM Warrants (the “Baseline Price”), or less than $334.71 per share, then the exercise price of such remaining GEM Warrants would be adjusted to 110% of the Baseline Price. Due to an ongoing dispute with GYBL regarding the GEM Warrants, there is uncertainty about the enforceability of the GEM Warrants and its terms. If the dispute is not resolved through negotiations and the ongoing disputes are adversely determined against us, we may be required to adjust the GEM Warrants’ exercise price downward significantly. Additionally, given the ongoing dispute with GYBL, the exercise price of the GEM Warrants was not adjusted at its one-year anniversary pursuant to the GEM Warrant’s terms and, to the extent any shares of our common stock are sold at a price per share that is below the then-current exercise price of the GEM Warrants, we do not plan to adjust the exercise price of the GEM Warrants pending resolution of such disputes.

Follow-On Warrants

On November 24, 2023, we issued Follow-On Warrants (as defined above) to purchase up to 2,400,000 shares of common stock, as adjusted from time to time, pursuant to the terms and conditions of a placement agency agreement with Maxim Group LLC and a securities purchase agreement with certain purchasers, as part of a best-efforts public offering of our securities.

Exercisability. The Follow-On Warrants will be exercisable at any time after their original issuance and may be exercised until the five-year anniversary of the original issuance date. If a registration statement registering the issuance of the common stock underlying the Follow-On Warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the Follow-On Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Follow-On Warrant. No fractional shares of common stock will be issued in connection with the exercise of a Follow-On Warrant. As to any fraction of a share which a holder would otherwise be entitled to purchase upon exercise of the Follow-On Warrants, we shall, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

Exercise Limitation. A holder will not have the right to exercise any portion of the Follow-On Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any Follow-On Warrants, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Follow-On Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.

Exercise Price. The exercise price for the Follow-On Warrants was originally $5.00 per share, and after subsequent adjustments thereof, it is currently $0.75 per share. The exercise price and number of shares of common stock issuable upon exercise will adjust in the event of certain share dividends and distributions, share splits, share combinations, reclassifications or similar events affecting our common stock.

Adjustments. The Follow-On Warrants provided for adjustment of its original exercise price of $5.00 per share and number of shares issuable pursuant to the Follow-On Warrants if we, or any of our significant subsidiaries, as applicable, sell, enter into any agreement to sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or common stock equivalents, at an effective price per share that is less than the exercise price then in effect (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”), subject to certain exceptions. In the event a Dilutive Issuance occurs, the exercise price shall be reduced to equal the Base Share Price and the number of shares issuable pursuant to the Follow-On Warrants will increase such that the aggregate exercise price payable, after taking into account the decrease in the exercise price, will equal the aggregate exercise price prior to such adjustment, provided that the Base Share Price shall not be less than $1.44 (subject to adjustment for reverse and forward stock splits, recapitalizations and similar transactions). On April 6, 2025, in connection with our warrant solicitation, the exercise price of the Follow-On Warrants was reduced to $0.75 per share.

Transferability. Subject to applicable laws, the Follow-On Warrants may be offered for sale, sold, transferred or assigned without our consent.

Warrant Agent. The Follow-On Warrants were issued in accordance with a warrant agency agreement between VStock Transfer, LLC, as warrant agent, and us. The Follow-On Warrants are represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Exchange Listing. The Follow-On Warrants are not listed on any stock exchange.

Rights as a Stockholder. Except as otherwise provided in the Follow-On Warrants, or by virtue of such holder’s ownership of our common stock, the holder of a Follow-On Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Follow-On Warrant.

Fundamental Transactions. In the case of certain fundamental transactions affecting the Company, a holder of Follow-On Warrants, upon exercise of such Follow-On Warrants after such fundamental transaction, will have the right to receive, in lieu of shares of common stock, the same amount and kind of securities, cash or property that such holder would have been entitled to receive upon the occurrence of the fundamental transaction, had the Follow-On Warrants been exercised immediately prior to such fundamental transaction. In lieu of such consideration, a holder of Follow-On Warrants may instead elect to receive a cash payment based upon the Black-Scholes value of their Follow-On Warrants.

Governing Law. The Follow-On Warrants and the warrant agency agreement are governed by New York law.

Inducement Warrants

On April 6, 2025, we entered into certain Inducement Letters with the Holders (each as defined above), pursuant to which, we issued the New Warrants to purchase up to 8,437,502 shares of common stock to the participants of the Warrant Inducement (each as defined above).

Duration and Exercise Price.  The New Warrants have an exercise price equal to $0.75 per share and are currently exercisable until November 24, 2028. The exercise price and number of New Warrant Shares (as defined above) issuable upon exercise of the New Warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, subsequent rights offerings, pro rata distributions, reorganizations, or similar events affecting the common stock and the exercise price.

Exercisability. The New Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering a duly executed notice of exercise accompanied by payment in full for the number of shares of common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s New Warrants to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, except that upon prior notice from the holder to the Company, the holder may increase or decrease the amount of ownership of outstanding stock after exercising the holder’s New Warrants up to 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the New Warrants, provided that any increase will not be effective until sixty-one (61) days following notice to the Company.

Cashless Exercise. If, at the time a holder exercises its New Warrants, a registration statement registering the resale of the New Warrant Shares by the holder under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part), the net number of shares of common stock determined according to a formula set forth in the New Warrants.

Rights as a Stockholder. Except as otherwise provided in the New Warrants or by virtue of the holder’s ownership of shares of common stock, such holder of New Warrants does not have the rights or privileges of a holder of common stock , including any voting rights, until such holder exercises such holder’s New Warrants. The New Warrants provide that the holders of the New Warrants have the right to participate in distributions or dividends paid on shares of common stock.

Fundamental Transactions. If at any time the New Warrants are outstanding, the Company, either directly or indirectly, in one or more related transactions effects a Fundamental Transaction (as defined in the New Warrants), then, upon any subsequent exercise of the New Warrants, the holder of the New Warrants will be entitled to receive, for each New Warrant Share that would have been issuable upon such exercise prior to the occurrence of such Fundamental Transaction, the number of shares of common stock of the successor or acquiring corporation or of the Company, if the Company is the surviving corporation, and any additional consideration receivable as a result of the Fundamental Transaction by a holder of the number of shares of common stock for which the New Warrants are exercisable immediately prior to the Fundamental Transaction. In the event of a Fundamental Transaction, and at the holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), the Company shall purchase the unexercised portion of the New Warrants from the holder by paying to the holder an amount of cash equal to the Black Scholes Value (as defined in the New Warrants) of the remaining unexercised portion of the New Warrants on the date of the consummation of such Fundamental Transaction.

Voluntary Exercise Price Adjustment. The exercise price of the New Warrants may be reduced at any time deemed appropriate by our board of directors, subject to Nasdaq’s rules and regulations.

Waivers and Amendments. Each New Warrant may be modified or amended, or the provisions of a New Warrant waived, with the Company’s and the holder’s written consent.

Antitakeover Effects of Provisions of our Certificate of Incorporation and Bylaws and of Delaware Law

Certain provisions of our certificate of incorporation and the DGCL could have an anti-takeover effect and could delay, discourage or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might otherwise result in a premium being paid over the market price of our common stock, some of which are summarized in the following paragraphs below. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Stockholder Meetings

The certificate of incorporation provides that the annual meeting of stockholders will be held each year on the date and at the time and place, if any, set by our board of directors for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting. The certificate of incorporation also provides that special meetings of our stockholders may be called at any time only by the board of directors, the chairman of the board of directors or our chief executive officer acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, subject to the rights of holders of any series of preferred stock then outstanding.

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of the board of directors, or (3) by a stockholder who is a stockholder of record at the record date set by our board of directors for the purpose of determining stockholders entitled to vote at the annual meeting, at the time of giving the advance notice required by our bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual nominated or on such other business and who has complied with the advance notice procedures of the bylaws. Stockholders generally must provide notice to our secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders.

With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (1) by or at the direction of the board of directors or (2) provided that the meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record at the record date set by our board of directors for the purpose of determining stockholders entitled to vote at the special meeting, at the time of giving the advance notice required by our bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual nominated and who has complied with the advance notice provisions of the bylaws. Stockholders generally must provide notice to our secretary not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by us.

Amendment to our Certificate of Incorporation and Bylaws

Except for those amendments permitted to be made without stockholder approval under the DGCL, our certificate of incorporation generally may be amended only if the amendment is approved by the affirmative vote of the holders of a majority of the stock entitled to vote; provided, however, that certain amendments may only be adopted by the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of the total voting power of all the then outstanding shares of the Company’s stock entitled to vote.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws with the affirmative vote of a majority of the board of directors.

Section 203 of the DGCL

We have opted out of Section 203 of the DGCL under our certificate of incorporation. As a result, pursuant to our certificate of incorporation, we are prohibited from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of our outstanding voting stock (the “acquisition”), except if:

●	our board of directors approved the acquisition prior to its consummation;

●	the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or

●	the acquisition is approved by our board of directors, and by the affirmative vote of at least two-thirds vote of the non-interested stockholders in a meeting.

The restrictions described above will apply subject to certain exceptions, including if a stockholder becomes an interested stockholder inadvertently and, as soon as practicable, divests itself of ownership of such shares so that the stockholder ceases to be an interest stockholder, and, within the three (3) year period, that stockholder has not become an interested stockholder but for such inadvertent acquisition of ownership. Generally, a “business combination” or “acquisition” includes any merger, consolidation, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock.

Our certificate of incorporation provisions that elect to opt out of Section 203 of the DGCL may make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves the acquisition which results in the stockholder becoming an interested stockholder. This may also have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Exclusive Forum for Certain Lawsuits

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee to us or to our stockholders, (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws or (iv) any action asserting a claim against use, our directors, officers or employees governed by the internal affairs doctrine.

Under our certificate of incorporation, this exclusive forum provision will not apply to claims which are vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery of the State of Delaware, for which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, or for which the Court of Chancery determines there is an indispensable party not subject to its jurisdiction. For instance, the provision would not apply to actions arising under federal securities laws, including suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or the rules and regulations thereunder.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages to the corporation or its stockholders for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has breached such director’s duty of loyalty, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends, redemptions or repurchases or derived an improper benefit from his or her actions as a director.

The limitation of liability provision in our certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Listing

Our common stock is listed on Nasdaq under the symbol “AIRE.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering up to 16,386,726 shares of common stock, together with series A-1 warrants to purchase up to 16,386,726 shares of common stock and series A-2 warrants to purchase up to 16,386,726 shares of common stock. We are also offering pre-funded warrants to purchase shares of common stock to those purchasers, whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock following the consummation of this offering in lieu of the shares of our common stock that would result in ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%). Each pre-funded warrant will be exercisable for one share of common stock. The shares of common stock or pre-funded warrants, as the case may be, and the accompanying common stock purchase warrants, can only be purchased together in this offering, but the shares of common stock (or pre-funded warrants in lieu thereof) and accompanying common stock purchase warrants are immediately separable and will be issued separately in this offering. We are also registering the shares of common stock issuable from time to time upon exercise of the pre-funded warrants and common stock purchase warrants offered hereby.

Common Stock

The description of our common stock under the section “Description of Our Capital Stock” in this prospectus is incorporated herein by reference.

Common Stock Purchase Warrants

The following summary of certain terms and provisions of the common stock purchase warrants included with the shares of common stock and the pre-funded warrants that are being issued hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the common stock purchase warrants, the form of which are filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of common stock purchase warrant for a complete description of the terms and conditions of the common stock purchase warrants.

Duration and Exercise Price

Each common stock purchase warrant offered hereby will have an exercise price of $[●] per share and will be exercisable beginning on the effective date of the Warrant Stockholder Approval, provided however, if the Pricing Conditions are met, the common stock purchase warrants will be exercisable on the Initial Exercise Date. The series A-1 warrants will expire on the 5-year anniversary of the Initial Exercise Date, and the series A-2 warrants will expire on the 24-month anniversary of the Initial Exercise Date. The exercise price and number of shares of common stock issuable upon exercise of the common stock purchase warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The common stock purchase warrants will be issued separately from the common stock and pre-funded warrants and may be transferred separately immediately thereafter. The common stock purchase warrants will be issued in certificated form only.

We intend to promptly, and in no event later than 90 days after the consummation of this offering, seek Warrant Stockholder Approval for the issuance of shares of common stock issuable upon exercise of the common stock purchase warrants but we cannot assure you that such stockholder approval will be obtained, provided, that, if, and only if, the Pricing Conditions are satisfied, we will not seek Warrant Stockholder Approval as such stockholder approval will not be required. We have agreed with the investors in this offering that, if we do not obtain stockholder approval for the issuance of the shares of common stock upon exercise of the common stock purchase warrants at the first stockholder meeting for such purpose after this offering, we will call a stockholder meeting every 90 days thereafter until the earlier of the date we obtain such approval or the common stock purchase warrants are no longer outstanding, provided, that, if, and only if, the Pricing Conditions are satisfied, we will not seek Warrant Stockholder Approval as such stockholder approval will not be required.

Exercisability

The common stock purchase warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the common stock purchase warrant to the extent that the holder would own more than 4.99% (or, at the election of the purchaser prior to the issuance of the common stock purchase warrants, 9.99%) of the outstanding common stock immediately after exercise. Following the issuance of the common stock purchase warrants, upon notice from the holder to us, the holder may increase or decrease the amount of beneficial ownership of outstanding stock after exercising the holder’s common stock purchase warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the common stock purchase warrants and in accordance with the rules and regulations of the SEC, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following notice to us.

Cashless Exercise

If, at the time a holder exercises its common stock purchase warrants, a registration statement registering the issuance of the shares of common stock underlying the common stock purchase warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the common stock purchase warrants.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the common stock purchase warrants. Rather, the number of shares of common stock to be issued will be rounded up to the next whole share or we will pay a cash adjustment equal to such fraction multiplied by the exercise price to the holder.

Transferability

Subject to applicable laws, a common stock purchase warrant may be transferred at the option of the holder upon surrender of the common stock purchase warrant to us together with the appropriate instruments of transfer.

Trading Market

There is no trading market available for the common stock purchase warrants on any securities exchange or nationally recognized trading system, and we do not expect a trading market to develop. We do not intend to list the common stock purchase warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the common stock purchase warrants will be extremely limited. The common stock issuable upon exercise of the common stock purchase warrants is currently listed on Nasdaq.

Right as a Stockholder

Except as otherwise provided in the common stock purchase warrants, including as described below under “Pro Rata Distributions” and “Subsequent Rights Offering,” or by virtue of such holder’s ownership of shares of our common stock, the holders of the common stock purchase warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their common stock purchase warrants.

Pro Rata Distributions

During such time as the common stock purchase warrants are outstanding, if we declare or make any dividend or other distribution of our assets (or rights to acquire our assets) to all or substantially all holders of shares of common stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, liquidation, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of the common stock purchase warrants, then, in each such case, the holder of a common stock purchase warrant shall be entitled to participate in such Distribution to the same extent that the holder would have participated therein if the holder had held the number of shares of common stock acquirable upon complete exercise of the common stock purchase warrant (without regard to any limitations on exercise hereof, including without limitation, the beneficial ownership limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined for the participation in such Distribution (provided, however, that, to the extent that the holder’s right to participate in any such Distribution would result in the holder exceeding the beneficial ownership limitation, then the holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of common stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the holder until such time, if ever, as its right thereto would not result in such Holder exceeding the beneficial ownership limitation). The common stock purchase warrants, solely for purposes of Section 18(b)(1)(A) of the Securities Act, shall be deemed to be equal in seniority to the common stock into which they are exercisable, including with respect to any distribution upon our liquidation.

Subsequent Rights Offerings

In addition to any adjustments in the event of stock dividends, stock splits, reorganizations or similar events affecting our shares of common stock and the exercise price, if at any time we grant, issue or sell any specified common stock equivalents or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of shares of common stock (the “Purchase Rights”), then the holder of a common stock purchase warrant will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of shares of common stock acquirable upon complete exercise of the holder’s common stock purchase warrant, without regard to any limitations on exercise hereof, including without limitation, the beneficial ownership limitation, immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the holder’s right to participate in any such Purchase Right would result in the holder exceeding the beneficial ownership limitation, then the holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of common stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the holder until such time, if ever, as its right thereto would not result in the holder exceeding the beneficial ownership limitation).

Fundamental Transaction

In the event of a fundamental transaction, as described in the common stock purchase warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person (other than our any merger or amalgamation or consolidation with or into an operating company or asset of another person that is a business synergistic with the business of the Company and where the valuation of such merger or consolidation or amalgamation is 20% or less of the then market capitalization based on the average of the five VWAPs immediately prior to the public announcement of such transaction of the Company), the acquisition of greater than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of greater than 50% of the voting power represented by our outstanding common stock, the holders of the common stock purchase warrants will be entitled to receive upon exercise of the common stock purchase warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the common stock purchase warrants immediately prior to such fundamental transaction. In addition, in the event of a fundamental transaction which is approved by our board of directors, the holders of the common stock purchase warrants have the right to require us or a successor entity to redeem the common stock purchase warrant for cash in the amount of the Black-Scholes Value (as defined in the common stock purchase warrant) of the unexercised portion of the common stock purchase warrant on the date of the consummation of the fundamental transaction. In the event of a fundamental transaction which is not in our control, including a fundamental transaction not approved by our board of directors, the holders of the common stock purchase warrants have the right to require us or a successor entity to redeem the common stock purchase warrant for the consideration paid in the fundamental transaction in the amount of the Black-Scholes Value of the unexercised portion of the common stock purchase warrant on the date of the consummation of the fundamental transaction.

Amendments

The common stock purchase warrants may be modified or amended with the written consent of the holder of such common stock purchase warrant and us.

Pre-Funded Warrants

The following summary of certain terms and provisions of the pre-funded warrants that are being issued hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which are filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

Duration and Exercise Price

Each pre-funded warrant offered hereby will have an initial exercise price per share equal to $0.0001. The pre-funded warrants will be immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The pre-funded warrants will be issued separately from the accompanying common stock purchase warrants, in certificated form only.

Exercisability

The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% (or, at the election of the purchaser prior to the issuance of the pre-funded warrant, 9.99%) of the outstanding common stock immediately after exercise. Following the issuance of the pre-funded warrants, upon notice from the holder to us, the holder may increase or decrease the amount of beneficial ownership of outstanding stock after exercising the holder’s pre-funded warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants and in accordance with the rules and regulations of the SEC. Purchasers of pre-funded warrants in this offering may also elect prior to the issuance of the pre-funded warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following notice to us.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants.

Transferability

Subject to applicable law, pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the pre-funded warrants. Rather, the number of shares of common stock to be issued will be rounded up to the next whole share or we will pay a cash adjustment to such fraction multiplied by the exercise price to the holder.

Trading Market

There is no trading market available for the pre-funded warrants on any securities exchange or nationally recognized trading system, and we do not expect a trading market to develop. We do not intend to list the pre-funded warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the pre-funded warrants will be extremely limited. The common stock issuable upon exercise of the pre-funded warrants is currently listed on Nasdaq.

Right as a Stockholder

Except as otherwise provided in the pre-funded warrants, including as described below under “Pro Rata Distributions” and “Subsequent Rights Offering,” or by virtue of such holder’s ownership of shares of our common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their pre-funded warrants.

Pro Rata Distributions

During such time as the pre-funded warrants are outstanding, if we declare or make any dividend or other distribution of our assets (or rights to acquire our assets) to all or substantially all holders of shares of common stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of the pre-funded warrants, then, in each such case, the holder of a pre-funded warrant shall be entitled to participate in such Distribution to the same extent that the holder would have participated therein if the holder had held the number of shares of common stock acquirable upon complete exercise of the pre-funded warrant (without regard to any limitations on exercise hereof, including without limitation, the beneficial ownership limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined for the participation in such Distribution (provided, however, that, to the extent that the holder’s right to participate in any such Distribution would result in the holder exceeding the beneficial ownership limitation, then the holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of common stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the holder until such time, if ever, as its right thereto would not result in such Holder exceeding the beneficial ownership limitation).

Subsequent Rights Offerings

In addition to any adjustments in the event of stock dividends, stock splits, reorganizations or similar events affecting our shares of common stock and the exercise price, if at any time we grant, issue or sell any specified common stock equivalents or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of shares of common stock (the “Purchase Rights”), then the holder of a pre-funded warrant will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of shares of common stock acquirable upon complete exercise of the holder’s pre-funded warrant, without regard to any limitations on exercise hereof, including without limitation, the beneficial ownership limitation, immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the holder’s right to participate in any such Purchase Right would result in the holder exceeding the beneficial ownership limitation, then the holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of common stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the holder until such time, if ever, as its right thereto would not result in the holder exceeding the beneficial ownership limitation).

Fundamental Transaction

In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person (other than our any merger or amalgamation or consolidation with or into an operating company or asset of another person that is a business synergistic with the business of the Company and where the valuation of such merger or consolidation or amalgamation is 20% or less of the then market capitalization based on the average of the five VWAPs immediately prior to the public announcement of such transaction of the Company), the acquisition of greater than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of greater than 50% of the voting power represented by our outstanding common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.

Amendments

The pre-funded warrants may be modified or amended with the written consent of the holder of such pre-funded warrant and us.

Placement Agent Warrants

We have also agreed to issue to the Placement Agent (or its designees) Placement Agent Warrants to purchase up to 819,336 shares of common stock. The Placement Agent Warrants will have substantially the same terms as the series A-1 warrants described above, except that the Placement Agent Warrants will have an exercise price of $[●] per share (representing 125% of the public offering price per share of common stock and accompanying common stock purchase warrants) and a termination date that will be five years from the commencement of the sales in this offering. See “Plan of Distribution” below.

PLAN OF DISTRIBUTION

We have engaged H.C. Wainwright & Co., LLC (the “Placement Agent”) to act as our exclusive placement agent to solicit offers to purchase the securities offered pursuant to this prospectus on a “reasonable best efforts” basis. The engagement agreement does not give rise to any commitment by the Placement Agent to purchase any of our securities, and the Placement Agent will have no authority to bind us by virtue of the engagement agreement. The Placement Agent is not purchasing or selling any of the securities offered by us under this prospectus, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of securities. This is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering. The Placement Agent has agreed to use reasonable best efforts to arrange for the sale of the securities by us. Therefore, we may not sell all of the shares of common stock, pre-funded warrants and common stock purchase warrants being offered. The terms of this offering are subject to market conditions and negotiations between us, the Placement Agent and prospective investors. The Placement Agent does not guarantee that it will be able to raise new capital in any prospective offering. The Placement Agent may engage sub-agents or selected dealers to assist with the offering.

Investors purchasing securities offered hereby will have the option to execute a securities purchase agreement with us. In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers which enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract is material to larger purchasers in this offering as a means to enforce the following covenants uniquely available to them under the securities purchase agreement: (i) a covenant to not enter into variable rate financings for a period of one year following the closing of the offering, subject to certain exceptions; and (ii) a covenant to not enter into any equity financings for 30 days from closing of the offering, subject to certain exceptions. The nature of the representations, warranties and covenants in the securities purchase agreements shall include:

●	standard issuer representations and warranties on matters such as organization, qualification, authorization, no conflict, no governmental filings required, current in SEC filings, no litigation, labor or other compliance issues, environmental, intellectual property and title matters and compliance with various laws such as the Foreign Corrupt Practices Act; and

●	covenants regarding matters such as registration of warrant shares, no integration with other offerings, no stockholder rights plans, no material nonpublic information, use of proceeds, indemnification of purchasers, reservation and listing of shares of common stock, and no subsequent equity sales for 30 days, subject to certain exceptions.

This offering will terminate on July 31, 2025, unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We will have one closing for all the securities purchased in this offering. The public offering price per share (or pre-funded warrant) and accompanying common stock purchase warrants will be fixed for the duration of this offering.

The Placement Agent expects to deliver the shares and securities to the purchasers in the offering on or about [●], 2025, subject to satisfaction of certain conditions.

Fees and Expenses

The following table shows the per share price and total cash fees we will pay to the Placement Agent in connection with the sale of the securities pursuant to this prospectus.

	Per Share and accompanying Common Stock Purchase Warrants	Per Pre-Funded Warrant and accompanying Common Stock Purchase Warrants	Total
Public offering price	$	$	$
Placement Agent Fees	$	$	$
Proceeds before expenses to us	$	$	$

We have agreed to pay the Placement Agent a total cash fee equal to 7.0% of the gross proceeds of this offering. We will also pay the Placement Agent $15,950 for the expenses of its clearing firm, and will reimburse the Placement Agent’s legal fees and expenses in an amount up to $100,000. We estimate the total offering expenses of this offering that will be payable by us, excluding the Placement Agent’s fees and expenses, will be approximately $ million. After deducting the Placement Agent’s fees and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $ million.

Placement Agent Warrants

We have agreed to issue Placement Agent Warrants to the Placement Agent to purchase a number of shares of our common stock equal to 5.0% of the aggregate number of shares of common stock and pre-funded warrants sold to the investors in this offering. The Placement Agent Warrants will have an exercise price of $ (125% of the public offering price per share of common stock and accompanying common stock purchase warrants) and will terminate on the five year anniversary of commencement of sales in this offering. The Placement Agent Warrants are registered on the registration statement of which this prospectus is a part. The form of the Placement Agent Warrants is included as an exhibit to this registration statement of which this prospectus forms a part.

Right of First Refusal

In addition, with certain exceptions, for a period of nine months following the closing of this offering, if we decide to raise funds by means of a public offering (including at-the-market facility), a private placement or any other capital-raising financing of equity, equity-linked or convertible debt securities, the Placement Agent will have the right to act as sole book-running manager or sole placement agent for such financing and will be entitled to 80% of the economics of such financing(s), provided, however, that with respect to an at-the-market facility, the Placement Agent will act as the sole sales agent and be entitled to 100% of the economics for such facility.

Tail

We have also agreed to pay the Placement Agent a tail fee equal to both the cash and warrant compensation in this offering, if any investor who was contacted or introduced to us by the Placement Agent provides us with capital in any public or private offering or other financing or capital raising transaction during the nine-month period following expiration or termination of our engagement with the Placement Agent.

Determination of Offering Price

The public offering price per share (or pre-funded warrant) and accompanying common stock purchase warrants we are offering and the exercise prices and other terms of the common stock purchase warrants will be negotiated between us and the investors, in consultation with the Placement Agent based on the trading of our common stock prior to this offering, among other things. Other factors to be considered in determining the public offering prices of the securities we are offering and the exercise prices and other terms of the common stock purchase warrants include the history and prospects of our Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors deemed relevant. The public offering price per share (or pre-funded warrant) and accompanying common stock purchase warrants will be fixed for the duration of this offering.

Indemnification

We have agreed to indemnify the Placement Agent against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments that the Placement Agent may be required to make for these liabilities.

Regulation M

The Placement Agent may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act and any fees received by them and any profit realized on the sale of the securities by them while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The Placement Agent will be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the Placement Agent. Under these rules and regulations, the Placement Agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the Placement Agent and the Placement Agent may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Placement Agent and should not be relied upon by investors.

Lock-up Agreements

Each of our officers and directors have agreed with the Placement Agent to be subject to a lock-up period of 60 days following the date of closing of the offering pursuant to this prospectus. Further, pursuant to the securities purchase agreement, we will agree to a covenant to not enter into any equity financings for 30 days from closing of the offering, subject to certain exceptions. This means that, during the applicable lock-up period, we and such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any of our shares of common stock or any securities convertible into, or exercisable or exchangeable for, shares of common stock, subject to customary exceptions. In addition, we have agreed not to effect or enter into an agreement to effect any issuance by us or our subsidiaries of any securities that involve a variable rate transaction (as defined in the securities purchase agreement) for a period of one year following the closing date of this offering, subject to an exception. The Placement Agent may waive this prohibition in its sole discretion and without notice.

Other Relationships

From time to time, the Placement Agent may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which it may receive customary fees and commissions. Except as disclosed in this prospectus, we have no present arrangements with the Placement Agent for any services.

In addition, in the ordinary course of their business activities, the Placement Agent and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The Placement Agent and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Residents of the Commonwealth of Massachusetts. No offer or sale of our securities may be made in the Commonwealth of Massachusetts.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Mitchell Silberberg & Knupp LLP, New York, New York. The Placement Agent is being represented by Ellenoff Grossman & Schole LLP, New York, New York, in connection with this offering.

EXPERTS

The consolidated financial statements of reAlpha Tech Corp. as of December 31, 2024 and December 31, 2023, incorporated by reference in this prospectus and registration statement of which this prospectus is a part have been audited by GBQ Partners, LLC, an independent registered public accounting firm, as stated in its report thereon, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. Specifically, we incorporate by reference the documents and information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules) listed below:

●	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on April 2, 2025, as amended on May 13, 2025;
●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 16, 2025;
●	our Current Reports on Form 8-K, filed with the SEC on January 29, 2025, January 30, 2025, January 31, 2025, February 6, 2025, February 10, 2025, February 18, 2025, February 21, 2025, February 24, 2025, February 27, 2025, March 10, 2025, March 17, 2025, March 21, 2025, March 28, 2025, April 2, 2025, April 7, 2025, April 11, 2025, April 30, 2025, May 2, 2025, May 16, 2025, May 20, 2025, May 23, 2025, June 4, 2025, June 10, 2025, June 18, 2025, July 1, 2025, July 3, 2025 and July 8, 2025; and
●	the description of our capital stock set forth in our Registration Statement on Form 8-A, filed with the SEC on October 18, 2023, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (not including any information furnished under Item 2.02, 7.01, or 9.01 of Form 8-K or any other information that is identified as “furnished” rather than filed, which information is not incorporated by reference herein) after the initial filing date of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, as well as subsequent to the effectiveness of such registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement, of which this prospectus forms a part, and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the registration statement, of which this prospectus forms a part, to the extent that a statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement, of which this prospectus forms a part.

Upon written or oral request made to us at the address or telephone number below, we will, at no cost to the requester, provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus (other than an exhibit to a filing, unless that exhibit is specifically incorporated by reference into that filing), but not delivered with this prospectus:

reAlpha Tech Corp.

6515 Longshore Loop, Suite 100

Dublin, OH 43017
(707) 732-5742

Attention: Investor Relations

InvestorRelations@realpha.com

You may also access these filings on our website at www.realpha.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the securities being offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the securities offered by this prospectus, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. SEC filings are also available to the public at the SEC’s website at www.sec.gov.

We are subject to the reporting and information requirements of the Exchange Act and, as a result, we file periodic and current reports, proxy statements and other information with the SEC. We make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC. Additionally, these periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above.

reAlpha Tech Corp.

Up to 16,386,726 Shares of Common Stock

Up to 16,386,726 Series A-1 Warrants to Purchase Up to 16,386,726 Shares of Common Stock

Up to 16,386,726 Series A-2 Warrants to Purchase Up to 16,386,726 Shares of Common Stock

Up to 16,386,726 Pre-Funded Warrants to Purchase Up to 16,386,726 Purchase Shares of Common Stock

Up to 819,336 Placement Agent Warrants to Purchase Up to 819,336 Shares of Common Stock

Up to 49,979,514 Shares of Common Stock Underlying the Series A-1 Warrants, Series A-2

Warrants,

Pre-Funded Warrants and Placement Agent Warrants

PRELIMINARY PROSPECTUS

H.C. Wainwright & Co.

__________________, 2025

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities of reAlpha Tech Corp. (the “Registrant”) which are registered under this Registration Statement on Form S-1 (this “Registration Statement”), other than placement agent discounts and commissions. All amounts are estimates except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee.

The following expenses will be borne solely by the Registrant:

Amount to be Paid
SEC Registration fee	$1,876
FINRA filing fee	2,338
Printing and engraving expenses	2,500
Legal fees and expenses	250,000
Accounting fees and expenses	10,000
Transfer Agent’s fees	10,000
Miscellaneous fees and expenses	2,500
Total	$279,214

Item 14. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and to the certificate of incorporation and the bylaws, each as amended and restated from time to time, of reAlpha Tech Corp., a Delaware corporation.

As permitted by Section 102 of the DGCL, the certificate of incorporation and bylaws that became effective upon our Nasdaq listing contain provisions that limit or eliminate the personal liability of our officers and directors for a breach of their fiduciary duty as a director and/or officer, as applicable. For example, the fiduciary duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation will also authorize us to indemnify our officers, directors, and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the DGCL, our bylaws will provide that:

●	we may indemnify our directors, officers, and employees to the fullest extent permitted by the DGCL, subject to limited exceptions; and

●	the rights provided in our bylaws are not exclusive.

Our certificate of incorporation and our bylaws provide for the indemnification provisions described above and elsewhere herein. We will enter into, and intend to continue to enter into, separate indemnification agreements with our directors and officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

We have purchased and currently intend to maintain insurance on behalf of each and every person who is or was a director or officer of the Company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 15. Recent Sales of Unregistered Securities.

From September 21, 2021 through January 19, 2023, we issued 905,537 shares of common stock at a price of $10 per share for aggregate gross proceeds of $9,055,370 pursuant to our Regulation A offering on Form 1-A. This Regulation A offering was re-qualified by the SEC on August 3, 2022, after we filed a post-effective amendment on Form 1-A on July 29, 2022. This offering concluded on January 19, 2023. These shares of common stock were issued in reliance on the exemption provided by Regulation A under the Securities Act of 1933, as amended (the “Securities Act”).

On March 21, 2023, in connection with our short-form merger in accordance with Section 253 of the DGCL (the “Downstream Merger”), each share of common stock of reAlpha Asset Management, Inc. held by reAlpha Tech Corp. (our previous parent) was automatically canceled and all of the shares of common stock owned by reAlpha Tech Corp. (our previous parent) were converted into shares of the Company (f.k.a. reAlpha Asset Management, Inc.) post-Downstream Merger. In accordance with the foregoing, the surviving corporation of the Downstream Merger (reAlpha Tech Corp.) issued 40,050,000 shares of common stock, which consisted of the previously issued 40,000,000 shares of common stock to our previous parent company, and 50,000 shares issued to reAlpha Tech Corp. prior to the Downstream Merger pursuant to their participation in our Regulation A offering.

On March 24, 2023, in connection with the acquisition of Roost Enterprises, Inc. (“Rhove”), pursuant to that certain Stock Purchase Agreement between us, Rhove and certain investor sellers of Rhove (the “investor sellers”), we issued (i) 49,029 shares of common stock to Silicon Valley Bridge Bank, N.A., at a price of $10 per share; (ii) 1,263,000 shares of common stock to the investor sellers of Rhove, at a price of $10 per share; and (iii) rights to purchase in aggregate, on a pro-rated basis per investor seller, 1,263,000 shares of our common stock at a price of $10 per share, with an expiration date of two (2) years from the date of issuance, which has since expired unexercised.

On April 14, 2023, we issued 100,000 shares of common stock, at a price of $10 per share, to Mitchell Silberberg & Knupp LLP as partial consideration for legal services provided to us in connection with our direct listing on the Nasdaq Capital Market (“Nasdaq”).

On April 14, 2023, we issued 204,529 shares of common stock pursuant to that certain letter agreement with Maxim Group LLC, dated February 24, 2023, at a price per share of $10, to Maxim Partners LLC as partial consideration for their engagement to provide general financial advisory and investment banking services to us in connection with our direct listing on Nasdaq.

On October 23, 2023, pursuant to that certain Share Purchase Agreement with GEM Global Yield LLC SCS (“GEM Yield”) and GEM Yield Bahamas Limited, dated December 1, 2022 (the “GEM Agreement”), we issued five-year warrants to purchase up to 1,700,884 shares of our common stock at an initial exercise price of $406.67 per share, which has been subsequently adjusted to $371.90 per share, subject to further adjustments therein.

On October 22, 2024, in connection with the acquisition of 85% of the issued and outstanding ordinary shares of AiChat Pte. Ltd. (“AiChat”), we issued 293,536 shares of our common stock, at a price per share of $1.06, pursuant to that certain Business Acquisition and Financing Agreement, dated July 12, 2024, among us, AiChat, AiChat10X Pte. Ltd and Kester Poh Kah Yong, as partial consideration for the acquisition of such issued and outstanding ordinary shares of AiChat. Further, on January 9, 2025, we issued 189,679 shares of our common stock as additional partial consideration for the acquisition of AiChat at a price of $3.10 per share.

On August 28, 2024, pursuant to agreements entered into with certain service providers, we issued an aggregate of 83,000 shares of common stock for services rendered to us at a price per share of $1.31.

On September 30, 2024, in connection with the acquisition of 100% of the membership interests of Debt Does Deals, LLC (d/b/a Be My Neighbor) (“Be My Neighbor”), we issued 1,146,837 shares of common stock, at a price of $1.31 per share, pursuant to that certain Membership Interest Purchase Agreement, dated September 8, 2024, among us, Be My Neighbor, Christopher B. Griffith and Isabel Williams, as partial consideration for the acquisition of Be My Neighbor.

On February 20, 2025, pursuant to that certain Stock Purchase Agreement, dated February 20, 2025, among us, GTG Financial, Inc. (“GTG Financial”) and Glenn Groves and in connection with the acquisition of all of the issued and outstanding shares of common stock of GTG Financial, we issued 14,063 shares of our Series A Convertible Preferred Stock (the “Series A Preferred Stock”) as partial consideration for the acquisition of GTG Financial at a price per share of $20. Each share of Series A Preferred Stock is convertible into one share of our common stock at the option of the holder thereof any time at a conversion price of $20 per share, and the Series A Preferred Stock shares will automatically convert into shares of common stock on the business day after the date that is three (3) years following the issuance date of such shares of Series A Preferred Stock. Further, on April 28, 2025, we issued 700,055 shares of common stock as additional partial consideration for the acquisition of GTG Financial at a price per share of $1.84.

On March 7, 2025, we issued 250,000 shares of Series A Preferred Stock to Mercurius Media Capital LLC (“MMC”) at a price per share of $20, pursuant to that certain Advertising Agreement and Investment Agreement, in each case dated March 7, 2025, between us and MMC, which was entered into in connection with our media-for-equity transaction with MMC, pursuant to which MMC issued media credits valued at $5,000,000 to be used by us for marketing and advertisement purposes. Each share of Series A Preferred Stock is convertible into one share of our common stock at the option of the holder thereof any time at a conversion price of $20 per share, and the Series A Preferred Stock shares will automatically convert into shares of common stock on the business day after the date that is three (3) years following the issuance date of such shares of Series A Preferred Stock.

On March 20, 2025, we issued 15,873 shares of common stock (the “Exchange Shares”) to Streeterville Capital, LLC (“Streeterville”), the holder of that certain secured promissory note issued on August 14, 2024 (the “Note”), at a price equal to $1.26 per share, which was equal to the “Minimum Price” (as defined in Nasdaq Listing Rule 5635(d)) in accordance with the terms and conditions of an exchange agreement entered into between us and Streeterville, pursuant to which Streeterville agreed to (i) partition a new secured promissory note in the form of the Note in the original principal amount of $20,000 and then cause the outstanding balance of the Note to be reduced by $20,000 and (ii) exchange the partitioned note for the delivery of the Exchange Shares. The offer and sale of the Exchange Shares was not registered under the Securities Act, in reliance on an exemption from registration under Section 3(a)(9) of the Securities Act, in that (a) the Exchange Shares were issued in exchange for the partitioned note which was another outstanding security of the Company; (b) there was no additional consideration of value delivered by Streeterville in connection with the exchange and (c) there were no commissions or other remuneration paid by us in connection with the exchange.

On April 8, 2025, we entered into inducement letter agreements (the “Inducement Agreements”) with certain holders (the “Holders”) of the warrants issued on November 24, 2023 (the “Existing Warrants”), pursuant to which the Holders exercised an aggregate of 4,218,751 Existing Warrants for cash at the New Exercise Price (as defined below) and we (i) reduced the per share exercise price of the Existing Warrants from $1.44 to $0.75 per share (the “New Exercise Price”), and (ii) issued the Holders warrants (the “New Warrants”) to purchase up to an aggregate of 8,437,502 shares of common stock (each Holder received a New Warrant to purchase 200% of the number of shares of common stock issued to such Holder upon exercise of such Holder’s Existing Warrants), exercisable until November 24, 2028, and with an exercise price per share of $0.75. The exercisability of the New Warrants was subject to the receipt of stockholder approval in accordance with the terms of the New Warrants, which stockholder approval became effective on May 25, 2025. We received gross proceeds from the Holders’ exercise of the Existing Warrants of approximately $3.1 million. We engaged H.C. Wainwright & Co., LLC (“Wainwright”) as the exclusive warrant solicitation agent in connection with the Inducement Agreements pursuant to an engagement agreement, dated March 24, 2025, by and between us and Wainwright, and agreed to pay Wainwright a cash fee equal to 5.0% of the aggregate gross proceeds received from the Holders’ exercise of their Existing Warrants and to reimburse Wainwright up to $50,000 for expenses in connection therewith.

On June 9, 2025, we received a redemption notice from Streeterville for a redemption payment under the Note (as defined above) in the amount of $300,000 (the “Redemption Amount”). On June 9, 2025, we issued 747,607 shares of common stock (the “Second Exchange Shares”) to Streeterville in satisfaction of the Redemption Amount, at an effective price per Second Exchange Share equal to $0.4013, which was below the “Minimum Price” (as defined in Nasdaq Listing Rule 5635(d)). We issued the Second Exchange Shares in accordance with the terms and conditions of an exchange agreement entered into between us and Streeterville, pursuant to which the parties agreed to (i) partition a new secured promissory note in the form of the Note in the original principal amount of $300,000 and then cause the outstanding balance of the Note to be reduced by $300,000 and (ii) exchange the partitioned note for the delivery of the Second Exchange Shares. The offer and sale of the Second Exchange Shares was not registered under the Securities Act, in reliance on an exemption from registration under Section 3(a)(9) of the Securities Act, in that (a) the Second Exchange Shares were issued in exchange for the partitioned note which was another outstanding security of the Company; (b) there was no additional consideration of value delivered by Streeterville in connection with the exchange and (c) there were no commissions or other remuneration paid by us in connection with the exchange.

On June 9, 2025, we issued 50,505 shares of common stock to a third-party consultant as consideration for advisory services to be rendered to the Company, at a price of $0.495 per share.

On July 2, 2025, we received a redemption notice from Streeterville for a redemption payment under the Note in the amount of $350,000 (the “Second Redemption Amount”). On July 7, 2025, we issued 1,267,656 shares of common stock (the “Third Exchange Shares”) to Streeterville in satisfaction of the Second Redemption Amount, at an effective price per Third Exchange Share equal to $0.2761, which was below the “Minimum Price” (as defined in Nasdaq Listing Rule 5635(d)). We issued the Third Exchange Shares in accordance with the terms and conditions of an exchange agreement entered into between us and Streeterville, pursuant to which the parties agreed to (i) partition a new secured promissory note in the form of the Note in the original principal amount of $350,000 and then cause the outstanding balance of the Note to be reduced by $350,000 and (ii) exchange the partitioned note for the delivery of the Third Exchange Shares. The offer and sale of the Third Exchange Shares was not registered under the Securities Act, in reliance on an exemption from registration under Section 3(a)(9) of the Securities Act, in that (a) the Third Exchange Shares were issued in exchange for the partitioned note which was another outstanding security of the Company; (b) there was no additional consideration of value delivered by Streeterville in connection with the exchange and (c) there were no commissions or other remuneration paid by us in connection with the exchange.

The foregoing issuances of shares of common stock and Series A Preferred Stock, except as described above, are intended to be exempt from registration pursuant to Section 4(a)(2), Rule 506 of Regulation D and/or Regulation S of the Securities Act, as applicable, since the stockholders involved in such issuances represented that each was acquiring such securities for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws. No general solicitation or advertising was used in connection with any transaction, and the certificate evidencing the securities that were issued contained a legend restricting their transferability absent registration under the Securities Act, or the availability of an applicable exemption therefrom.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Description of Exhibit

2.1	Membership Interest Purchase Agreement by and among reAlpha Tech Corp. and turnit Holdings, LLC, dated as of December 31, 2022 (previously filed as Exhibit 9.1 of Form 1-U filed with the SEC on May 23, 2023).

2.2	Membership Interest Purchase Agreement First Side Letter by and among reAlpha Tech Corp. and turnit Holdings, LLC, dated as of December 31, 2022 (previously filed as Exhibit 9.2 of Form 1-U filed with the SEC on May 23, 2023).

2.3	Membership Interest Purchase Agreement Second Side Letter by and among reAlpha Tech Corp. and turnit Holdings, LLC, dated as of December 31, 2022 (previously filed as Exhibit 9.3 of Form 1-U filed with the SEC on May 23, 2023).

2.4	Stock Purchase Agreement by and Among Roost Enterprises, Inc. dba Rhove, the Sellers and reAlpha Tech Corp., dated March 24, 2023 (previously filed as Exhibit 1.1 of Form 1-U filed with the SEC on March 27, 2023).

2.5	Restricted Stock Purchase Agreement by and between reAlpha Tech Corp. and Silicon Valley Bridge Bank, N.A., dated as of March 24, 2023 (previously filed as Exhibit 1.2 of Form 1-U filed with the SEC on March 27, 2023).

2.6	Certificate of Ownership and Merger, filed March 21, 2023 (previously filed as Exhibit 2.1 of Form 1-U filed with the SEC on March 24, 2023).

2.7#	Stock Purchase Agreement, dated as of December 3, 2023, among reAlpha Tech Corp., Naamche, Inc., the Sellers and the Sellers’ Representative (previously filed as Exhibit 10.1 of Form 8-K filed with the SEC on December 4, 2023).

2.8#	Amended and Restated Stock Purchase Agreement, dated as of February 2, 2024, among reAlpha Tech Corp., Naamche, Inc. Pvt. Ltd., the Sellers and the Sellers’ Representative (previously filed as Exhibit 10.1 of Form 8-K filed with the SEC February 8, 2024).

2.9#	Business Acquisition and Financing Agreement, dated as of July 12, 2024, among reAlpha Tech Corp., AiChat Pte. Ltd., AiChat10X Pte. Ltd. and Kester Poh Kah Yong (previously filed as Exhibit 10.1 of Form 8-K filed with the SEC on July 15, 2024).

2.10#	Membership Interest Purchase Agreement, dated as of September 8, 2024, among reAlpha Tech Corp., Debt Does Deals, LLC (d/b/a Be My Neighbor), Christopher B. Griffith and Isabel Williams (previously filed as Exhibit 2.1 of Form 8-K filed with the SEC on September 9, 2024).

2.11#	Membership Interest Purchase Agreement, dated as of November 20, 2024, among reAlpha Tech Corp., USRealty Brokerage Solutions, LLC, Unreal Estate LLC and Unreal Estate Inc (previously filed as Exhibit 2.1 of Form 8-K filed with the SEC on November 21, 2024).

2.12#	Stock Purchase Agreement, dated as of February 20, 2025, among reAlpha Tech Corp., GTG Financial, Inc. and Glenn Groves (previously filed as Exhibit 2.1 of Form 8-K filed with the SEC on February 24, 2025).

3.1	Second Amended and Restated Certificate of Incorporation (previously filed as Exhibit 3.1 of Form S-11 filed with the SEC on August 8, 2023).

3.2	Second Amended and Restated Bylaws (previously filed as Exhibit 3.2 of Form S-11 filed with the SEC on August 8, 2023).

3.3	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock filed with the Secretary of State of Delaware on February 20, 2025 (previously filed as Exhibit 3.1 of Form 8-K filed with the SEC on February 24, 2025).

4.1	Form of Warrant (previously filed as Exhibit 6.3 of Form 1-U filed with the SEC on December 5, 2022).

4.2	Form of Common Warrant (previously filed as Exhibit 4.1 of Form 8-K filed with the SEC on November 21, 2023).

4.3	Warrant Agency Agreement (previously filed as Exhibit 4.2 of Form 8-K filed with the SEC on November 21, 2023).

4.4	Secured Promissory Note, dated as of August 14, 2024 (previously filed as Exhibit 4.4 of Form 10-Q filed with the SEC on August 14, 2024).

4.5	Form of Warrant (previously filed as Exhibit 4.1 of Form 8-K filed with the SEC on April 7, 2025).

4.6**	Form of Pre-Funded Warrant offered hereby.

4.7**	Form of Series A-1 Common Stock Purchase Warrant offered hereby.

4.8**	Form of Series A-2 Common Stock Purchase Warrant offered hereby.

4.9**	Form of Placement Agent Warrant.

5.1*	Opinion of Mitchell Silberberg & Knupp LLP.

10.1	Share Purchase by and among reAlpha Asset Management, Inc., GEM Global Yield LLC SCS and GEM Yield Bahamas Limited, dated as of December 1, 2022 (previously filed as Exhibit 6.1 of Form 1-U filed with the SEC on December 5, 2022).

10.2	Registration Rights Agreement by and among reAlpha Asset Management, Inc., GEM Global Yield LLC SCS and GEM Yield Bahamas Limited, dated as of December 1, 2022 (previously filed as Exhibit 6.2 of Form 1-U filed with the SEC on December 5, 2022).

10.3+	Employment Agreement of Giri Devanur, dated April 11, 2023 (previously filed as Exhibit 10.11 of Form S-11 filed with the SEC on August 8, 2023).

10.4+	Employment Agreement of Michael J. Logozzo, dated April 11, 2023 (previously filed as Exhibit 10.12 of Form S-11 filed with the SEC on August 8, 2023).

10.5+	Employment Agreement of Jorge Aldecoa, dated April 11, 2023 (previously filed as Exhibit 10.13 of Form S-11 filed with the SEC on August 8, 2023).

10.6+	reAlpha Tech Corp. 2022 Equity Incentive Plan (previously filed as Exhibit 10.14 of Form S-11 filed with the SEC on August 8, 2023).

10.7+	Form of 2022 Equity Incentive Plan Restricted Stock Award Agreement (previously filed as Exhibit 10.15 of Form S-11 filed with the SEC on August 8, 2023).

10.8+	Form of 2022 Equity Incentive Plan Stock Option Award Agreement (previously filed as Exhibit 10.16 of Form S-11 filed with the SEC on August 28, 2023).

10.9+	Form of Director and Officer Indemnification Agreement (previously filed as Exhibit 10.17 of Form S-11 filed with the SEC on August 28, 2023).

10.10	Ohio Division of Securities Cease and Desist Order with Consent Agreement (previously filed as Exhibit 6.10 of Form 1-U filed with the SEC on August 31, 2023).

10.11+	First Amendment to Employment Agreement of Giri Devanur, dated February 1, 2024 (previously filed as Exhibit 10.2 of Form 8-K filed with the SEC on February 1, 2024).

10.12+	First Amendment to Employment Agreement of Michael J. Logozzo, dated February 1, 2024 (previously filed as Exhibit 10.3 of Form 8-K filed with the SEC on February 1, 2024).

10.13+	First Amendment to Employment Agreement of Jorge Aldecoa, dated February 1, 2024 (previously filed as Exhibit 10.4 of Form 8-K filed with the SEC on February 1, 2024).

10.14	Note Purchase Agreement, dated as of August 14, 2024, by and between reAlpha Tech Corp. and Streeterville Capital, LLC (previously filed as Exhibit 10.1 of Form 10-Q filed with the SEC on August 14, 2024).

10.15	Security Agreement, dated August 14, 2024, by and between Roost Enterprises, Inc. and Streeterville Capital, LLC (previously filed as Exhibit 10.2 of Form 10-Q filed with the SEC on August 14, 2024).

10.16	Security Agreement, dated August 14, 2024, by and between reAlpha Tech Corp. and Streeterville Capital, LLC (previously filed as Exhibit 10.3 of Form 10-Q filed with the SEC on August 14, 2024).

10.17	Intellectual Property Security Agreement, dated August 14, 2024, by and between Roost Enterprises, Inc. and Streeterville Capital, LLC (previously filed as Exhibit 10.4 of Form 10-Q filed with the SEC on August 14, 2024).

10.18	Intellectual Property Security Agreement, dated August 14, 2024, by and between reAlpha Tech Corp. and Streeterville Capital, LLC (previously filed as Exhibit 10.5 of Form 10-Q filed with the SEC on August 14, 2024).

10.19	Guaranty, dated as of August 14, 2024, by Roost Enterprises, Inc., reAlpha Acquisitions, LLC, reAlpha Acquisitions Churchill, LLC, reAlpha Realty, LLC, Rhove Real Estate 1, LLC and Naamche Inc. for the benefit of Streeterville Capital, LLC (previously filed as Exhibit 10.6 of Form 10-Q filed with the SEC on August 14, 2024).

10.20	Placement Agency Agreement, dated as of August 14, 2024, by and between reAlpha Tech Corp. and Maxim Group LLC (previously filed as Exhibit 10.7 of Form 10-Q filed with the SEC on August 14, 2024).

10.21	Security Agreement, dated September 13, 2024, by and between Debt Does Deals, LLC and Streeterville Capital, LLC (previously filed as Exhibit 10.21 of Form 10-K filed with the SEC on April 2, 2025).

10.22	Intellectual Property Security Agreement, dated September 13, 2024, by and between Debt Does Deals, LLC and Streeterville Capital, LLC (previously filed as Exhibit 10.22 of Form 10-K filed with the SEC on April 2, 2025).

10.23	Guaranty, dated as of September 13, 2024, by Debt Does Deals, LLC for the benefit of Streeterville Capital, LLC (previously filed as Exhibit 10.23 of Form 10-K filed with the SEC on April 2, 2025).

10.24	Letter Agreement, dated November 19, 2024, among reAlpha Tech Corp., Unreal Estate Inc. and Unreal Estate LLC (previously filed as Exhibit 10.1 of Form 8-K filed with the SEC on January 29, 2025).

10.25+	Piyush Phadke’s Offer Letter, effective as of January 30, 2025 (previously filed as Exhibit 10.1 of Form 8-K filed with the SEC on January 30, 2025).

10.26+	2025 Short Term Incentive Plan (previously filed as Exhibit 10.1 of Form 8-K filed with the SEC on February 10, 2025).

10.27#	Advertising Agreement, dated March 7, 2025, between reAlpha Tech Corp. and Mercurius Media Capital LP (previously filed as Exhibit 10.1 of Form 8-K filed with the SEC on March 10, 2025).

10.28#	Investment Agreement, dated March 7, 2025, between reAlpha Tech Corp. and Mercurius Media Capital LP (previously filed as Exhibit 10.2 of Form 8-K filed with the SEC on March 10, 2025).

10.29	Security Agreement, dated March 13, 2025, by and between GTG Financial, Inc. and Streeterville Capital, LLC (previously filed as Exhibit 10.5 of Form 10-Q filed with the SEC on May 16, 2025).

10.30	Intellectual Property Security Agreement, dated March 13, 2025, by and between GTG Financial, Inc. and Streeterville Capital, LLC (previously filed as Exhibit 10.6 of Form 10-Q filed with the SEC on May 16, 2025).

10.31	Guaranty, dated March 13, 2025, by GTG Financial, Inc. for the benefit of Streeterville Capital, LLC (previously filed as Exhibit 10.7 of Form 10-Q filed with the SEC on May 16, 2025).

10.32	Mutual Settlement and Release Agreement, dated as of March 19, 2025, between reAlpha Tech Corp. and Unreal Estate Inc. (previously filed as Exhibit 10.1 of Form 8-K filed with the SEC on March 21, 2025).

10.33	Exchange Agreement, dated as of March 20, 2025, between reAlpha Tech Corp. and Streeterville Capital, LLC (previously filed as Exhibit 10.2 of Form 8-K filed with the SEC on March 21, 2025).

10.34+	Severance Agreement by and between reAlpha Tech Corp. and Jorge Aldecoa, dated March 27, 2025 (previously filed as Exhibit 10.1 of Form 8-K filed with the SEC on March 28, 2025).

10.35	Form of Inducement Letter (previously filed as Exhibit 10.1 of Form 8-K filed with the SEC on April 7, 2025).

10.36	Form of Voting Agreement (previously filed as Exhibit 10.2 of Form 8-K filed with the SEC on April 7, 2025).

10.37+	Form of 2022 Equity Incentive Plan Restricted Stock Unit Award Agreement (previously filed as Exhibit 10.1 of Form 8-K filed with the SEC on April 30, 2025).

10.38+	Second Amendment to Employment Agreement of Giri Devanur, dated June 3, 2025 (previously filed as Exhibit 10.1 of Form 8-K filed with the SEC on June 4, 2025).

10.39+	Second Amendment to Employment Agreement of Michael J. Logozzo, dated June 3, 2025 (previously filed as Exhibit 10.2 of Form 8-K filed with the SEC on June 4, 2025).

10.40	Exchange Agreement, dated as of June 9, 2025, between reAlpha Tech Corp. and Streeterville Capital, LLC (previously filed as Exhibit 10.1 of Form 8-K filed with the SEC on June 10, 2025).

10.41	Exchange Agreement, dated as of July 3, 2025, between reAlpha Tech Corp. and Streeterville Capital, LLC (previously filed as Exhibit 10.1 of Form 8-K filed with the SEC on July 7, 2025).

10.42*	Form of Securities Purchase Agreement.

10.43*	Engagement Letter dated March 24, 2025 between reAlpha Tech Corp. and H.C. Wainwright & Co., LLC.

21.1	Subsidiaries of the Registrant (previously filed as Exhibit 21.1 of Form 10-K filed with the SEC on April 2, 2025).

23.1*	Consent of GBQ Partners, LLC, independent registered public accounting firm.

23.2*	Consent of Mitchell Silberberg & Knupp LLP (included in Exhibit 5.1).

24.1**	Power of Attorney (filed as part of signature page of the initial filing of this registration statement).

107**	Filing Fee Table.

*	Filed herewith.

**	Previously filed.

+	Indicates management contract or compensatory plan or arrangement.

#	Schedules, exhibits and similar attachments to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

Item 17. Undertakings

(a) The undersigned Registrant hereby undertakes that:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dublin, Ohio, on July 15, 2025.

REALPHA TECH CORP.

By:	/s/ Michael J. Logozzo
	Name:	Michael J. Logozzo
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated:

Signature	Title	Date

/s/ Michael J. Logozzo	Chief Executive Officer	July 15, 2025
Michael J. Logozzo	(principal executive officer)

/s/ Piyush Phadke	Chief Financial Officer	July 15, 2025
Piyush Phadke	(principal financial and accounting officer)

*	Executive Chairman of the Board	July 15, 2025
Giri Devanur

*	Director	July 15, 2025
Dimitrios Angelis

*	Director	July 15, 2025
Brian Cole

*	Director	July 15, 2025
Monaz Karkaria

*	Director	July 15, 2025
Balaji Swaminathan

*By:	/s/ Michael J. Logozzo
Michael J. Logozzo
Attorney-in-fact